                                                                   EXHIBIT 10.24

                                  CONFIDENTIAL










                  LONG TERM PARTS & LONG TERM SERVICE CONTRACT







                                     Between





                       GENERAL ELECTRIC INTERNATIONAL INC.
                                    (Seller)



                                       and



                                  TENASKA, INC.
                                     (Buyer)

                              DATED: June 24, 1999



       An asterisk ([ * ]) indicates that confidential information has been omitted and filed separately with the Securities and Exchange Commission as part of a Confidential Treatment Request.

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                                  CONFIDENTIAL


                                TABLE OF CONTENTS



1.   SELLER SCOPE & SERVICES.................................................1


2.   BUYER RESPONSIBILITIES..................................................1


3.   PRICE...................................................................1


4.   COOPERATION.............................................................2


5.   GOVERNING LAW...........................................................2


6.   CONTRACT DOCUMENTS......................................................2


7.   CONTRACT TERM...........................................................2


8.   OPTION FOR ADDITIONAL TERMS.............................................2


A..........................................................................A-1


APPENDIX A - SPECIAL TERMS AND CONDITIONS..................................A-1

  PART 1 - DEFINITIONS.....................................................A-1
    Applicable Insurance Policies..........................................A-1
    Applicable Laws........................................................A-1
    Applicable Permits.....................................................A-1
    Applicable Warranties..................................................A-1
    Assigned Technical Advisor.............................................A-1
    Assumptions............................................................A-1
    Assumption Violations..................................................A-2
    Buyer..................................................................A-2
    Contract Price.........................................................A-2
    Covered Unit(s)........................................................A-2
    Engineering Study/Inspection/Test......................................A-2
    Excusable Delay........................................................A-2
    Extended Term..........................................................A-2
    Extra Work.............................................................A-2
    Facility...............................................................A-2
    Final Term.............................................................A-2
    Good Turbine Practice..................................................A-2
    Governmental Instrumentality...........................................A-3
    Hot Gas Path Inspection................................................A-3
    Initial Spare Parts....................................................A-3
    Initial Operational Spare Parts........................................A-3
    Initial Term...........................................................A-3
    In-service  Failure....................................................A-3
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    Insolvent..............................................................A-3
    Major Inspection.......................................................A-3
    Non-Scope Items........................................................A-4
    Objectives.............................................................A-4
    Operational Spares.....................................................A-4
    Outage.................................................................A-4
    Outage Interval........................................................A-4
    Outage Time............................................................A-4
    Parts..................................................................A-4
    Performance Start Date.................................................A-4
    Planned Maintenance....................................................A-4
    Power Purchase Agreement...............................................A-5
    Prudent Electric Practice..............................................A-5
    Routine Maintenance....................................................A-5
    Services...............................................................A-6
    Site...................................................................A-6
    Substantial Completion.................................................A-6
    Technical Advisory Services............................................A-6
    Unit...................................................................A-6
    Unplanned Maintenance..................................................A-6

  PART 2 - COVERED UNIT(S).................................................A-7
    2.1  Covered Units.....................................................A-7
    2.2  Associated Auxiliary Systems......................................A-7

  PART 3 - SELLER PARTS AND SERVICES SCOPE.................................A-8
    3.1  Seller's Scope of Work............................................A-8
    3.2  Planned Maintenance...............................................A-8
    3.3  Unplanned Maintenance.............................................A-9
    3.4  Extra Work.......................................................A-10
    3.5  Assigned Technical Advisor.......................................A-10
    3.6  Monitoring and Diagnostics Systems...............................A-10
    3.7  Initial Spare Parts..............................................A-10
    3.8  Initial Operational Spare Parts..................................A-10
    3.9  Heavy Duty Crane.................................................A-11
    3.10  Information on Technical  Issues................................A-11

  PART 4 - BUYER RESPONSIBILITIES.........................................A-12
    4.1  General..........................................................A-12
    4.2  Site Obligations.................................................A-12

  PART 5 -DELIVERY, TITLE TRANSFER,  INVENTORY UTILIZATION................A-15
    5.1  Delivery.........................................................A-15
    5.2  Passage of Title.................................................A-15
    5.3  Inventory Utilization............................................A-15
    5.4  Repair Services Logistics........................................A-15

  PART 6 - PRICE AND PAYMENT TERMS........................................A-17
    6.1  Mobilization Payment.............................................A-17
    6.2.  Periodic Payments...............................................A-17
      6.2.1  Monthly Payments.............................................A-17
      6.2.2  Factored Fired Hours Adjustment..............................A-17
      6.2.3  Factored Starts Adjustment...................................A-18
      6.2.4  Unplanned Maintenance Adjustment.............................A-19

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    6.3  Escalation.......................................................A-20
    6.4  Unplanned Maintenance............................................A-21
    6.5  Extra Work.......................................................A-21
    6.6 Initial Spare Parts Price.........................................A-21
    6.7 Initial and Replenishment Operational Spare Parts Price...........A-21
    6.8  Method of Payment................................................A-21

  PART 7 - WARRANTY AND LIMITATION OF LIABILITY...........................A-22
    7.1  Warranty.........................................................A-22
    7.2  Limitation of Liability..........................................A-23

  PART 8 - INSURANCE REQUIREMENTS.........................................A-25
    8.1  Seller's Insurance...............................................A-25
    8.2  Buyer's Insurance................................................A-25
    8.3  Failure to Maintain Insurance....................................A-26

  PART 9 - TERMINATION....................................................A-27
    9.1  Termination......................................................A-27
      9.1.1  Termination for Convenience..................................A-27
      9.1.2  Termination For Material Breach..............................A-27
      9.1.3  Termination by Buyer for Cancellation of Power Purchase
             Agreement....................................................A-27
      9.1.4  Termination Price Adjustment.................................A-28

  PART 10 - NOTICES.......................................................A-29
    10.  Notices..........................................................A-29

  PART 11 - AVAILABILITY GUARANTY AND LIQUIDATED DAMAGES..................A-30
    11.1  Definitions.....................................................A-30
      Availability Adjustment.............................................A-30
      Availability Percentage.............................................A-30
      Chargeable Event....................................................A-30
      Contract Capacity...................................................A-30
      Date of PPA Commercial Operation....................................A-30
      Delivered Energy....................................................A-30
      Derating............................................................A-30
      Energy Request......................................................A-31
      MW..................................................................A-31
      MWh.................................................................A-31
      Operating Term......................................................A-31
      Plant...............................................................A-31
      PPA Force Majeure...................................................A-31
      PPA Prudent Utility Practice........................................A-31
      PPA Year............................................................A-32
      Requested Energy....................................................A-32
      Scheduled Outages...................................................A-32
      Summer Peak Hours...................................................A-32
    11.2  Availability Guarantees.........................................A-32
    11.3  Calculation of Availability Percentage..........................A-32
    11.4  Calculation of Availability Adjustment..........................A-33
    11.5  Payment of Availability Adjustment..............................A-33
    11.6  Availability Information........................................A-33
    11.7  Limitations.....................................................A-34
    11.8  Other Conditions................................................A-34

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B..........................................................................B-1


APPENDIX B - GENERAL TERMS AND CONDITIONS..................................B-1

  1.  Supplemental Terms...................................................B-1
    1.1  Non Payment.......................................................B-1
    1.2  Interest..........................................................B-1

  2.   Taxes and Duties....................................................B-1

  3.   Inspection and Factory Tests........................................B-2

  4.   Excusable Delay.....................................................B-2

  5.   Compliance with Laws, Codes and Standards...........................B-3

  6.   Changes.............................................................B-3

  7.   Indemnification.....................................................B-4

  8.  Dispute Resolution...................................................B-5

  9.   Proprietary Information.............................................B-6

  10.   Health and Safety Matters..........................................B-6

  11.  Differing Site Conditions; Hazardous Materials......................B-7

  12.   General Clauses....................................................B-9



                                       iv
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                                  CONFIDENTIAL





      This LONG TERM PARTS & LONG TERM SERVICE CONTRACT (the "Contract") is made and effective this 24th day of June, 1999 (Effective Date) by and between GENERAL ELECTRIC INTERNATIONAL INC., a Delaware corporation ("Seller") and TENASKA INC., a Delaware corporation ("Buyer"). (Buyer and Seller are referred to individually herein as a "Party" and collectively as the "Parties.") Unless otherwise defined, capitalized terms used in this Agreement shall have the meaning set forth in Appendix A, Part 1, Definitions.)

                                    RECITALS

      Seller is engaged in the business of manufacturing, selling and installing various kinds of power plant equipment and parts and providing technical advice and maintenance programs in support thereof; and

      Buyer and General Electric Company, an affiliate of Seller, intend to enter into a Turbine Purchase Agreement (the "Turbine Purchase Agreement"), pursuant to which General Electric Company will manufacture, sell and install six gas turbines with associated generators and specified auxiliaries, each of which shall be a "Covered Unit" as further defined in this Contract.

      Buyer will operate the Covered Units at the Facility.

      Buyer desires to have Seller provide long term parts and services for the Covered Units in accordance with the terms of this Contract and Seller has agreed to supply such parts and services in accordance with the terms of this Contract.

      NOW, THEREFORE, in consideration of the premises to this Agreement, Buyer and Seller, intending to be legally bound, agree as follows:

      1.   SELLER SCOPE & SERVICES

      During the term of this Contract, Seller shall perform Planned Maintenance and Unplanned Maintenance of the Covered Unit(s), as is more fully identified and described in Appendix A, Part 3.

      2.   BUYER RESPONSIBILITIES

      Buyer shall perform, or cause to be performed, Routine Maintenance and operate the Covered Unit(s), and supply equipment and services, as is more fully described in Appendix A, Part 4.

      3.   PRICE

      Buyer shall pay Seller the price for Planned Maintenance and Unplanned Maintenance in accordance with the price and payment terms set forth in Appendix A, Part 6.


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                                  CONFIDENTIAL

      4.   COOPERATION

      Seller and the Buyer shall cooperate, as described in this Contract, to further the goal of maintaining the Covered Unit(s) to achieve the Objectives.

      5.   GOVERNING LAW

      This Contract shall be construed and interpreted in accordance with the laws of the State of New York, excluding their conflict of laws provisions and the laws of the United States applicable to the transactions set forth in this Contract.

      6.   CONTRACT DOCUMENTS

      The following documents shall comprise the Contract and shall together be referred to as the "Contract" or the "Contract Documents"

      This Contract Agreement Form (the "Contract Agreement Form") Appendix A: Special Terms and Conditions
      Appendix B:  General Terms and Conditions
      Appendix C: Planned Maintenance Workscope for the Covered Units Appendix D: GEI 41040F - Fuel Gases for Combustion in Heavy Gas
                   Turbines
      Appendix E: GEI 41047H - Gas Turbine Liquid Fuel Specification Appendix F: GEK 101944 - Requirements for Water/Steam Purity in
                   Gas Turbines
      Appendix G:  Reserved
      Appendix H:  M&D System Conditions
      Appendix I:  Parts and Services Rates
      Appendix J:  Initial Operational Spare Parts
      Appendix K:  Initial Spare Parts
      Appendix L:  Technical Advisor Responsibilities
      Appendix M:  Redacted Power Purchase Agreement

      7.   CONTRACT TERM

      This Contract shall have a term ("Initial Term") for each Unit expiring upon the earlier of (a) completion of the first Major Inspection for such Unit or (b) thirty (30) years after the Performance Start Date for such Unit, unless Buyer shall elect to extend the term of this Contract for all or part of the Units as set forth in Section 8.

      8.   OPTION FOR ADDITIONAL TERMS

      Buyer, at its option, may elect to extend the term of this Contract for each Unit individually by delivery of written notice to Seller not later than six (6) months prior to the date scheduled for the first Major Inspection of such Covered Unit, but in no event shall any such election be made more than twenty-four (24) years after the Performance Start Date for such Unit. If Buyer makes the election to extend the term of this Contract with respect to a Unit, the term shall be extended until the completion of the second Major Inspection for such Covered Unit ("Extended Term"), but not more than thirty (30) years after the Performance Start Date for such Unit, and upon electing an Extended Term for the first Unit, Buyer shall purchase from Seller the additional


                                       2
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                                  CONFIDENTIAL

      Initial Spares described in Appendix __ at the prices described in such Appendix. In the event that this Contract is scheduled to expire with respect to a Covered Unit at the end of the Initial Term or the Extended Term, as the case may be, because of the passage of thirty (30) years after the Performance Start Date for such Unit and at a time when Buyer has not received the first or second Major Inspection for such Covered Unit, as applicable, then Buyer shall have the option, to be exercised in writing not later than three (3) months prior to the date which is thirty
      (30) years after the Performance Start Date for such Unit, to extend such term for such Unit for an additional period ("Final Term") until the completion of the next Hot Gas Path Inspection or Major Inspection for such Unit, whichever occurs first; provided that if the Final Term expires upon the completion of a Hot Gas Path Inspection and the first Major Inspection has not yet been completed for such Unit, Buyer shall have the option, to be exercised in writing not later than three (3) months prior to the completion of the Hot Gas Path Inspection, to extend the Final Term for such Unit until the completion of the first Major Inspection for such Unit.



      This Long Term Parts & Long Term Services Contract is signed by the Parties' authorized representatives on the date first stated above.

      GENERAL ELECTRIC                        TENASKA, INC.
      INTERNATIONAL INC.

      By: /s/_________________________        By: /s/________________________


      Name: Kevin C. Walsh                    Name: Michael C. Lebens

      Title: General Mgr - Operations         Title:  Vice President




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                                  CONFIDENTIAL

                                   APPENDIX A
                          SPECIAL TERMS AND CONDITIONS

      PART 1
      DEFINITIONS

      The following terms shall have the meaning set forth below when used in this Contract.

      "Applicable Insurance Policies" means all policies of insurance procured or obtained by Seller in accordance with the Contract and the provisions of those insurance policies procured or to be procured by Buyer in accordance with the Contract, copies of which Buyer has delivered to Seller prior to the Performance Start Date for the first Unit or thereafter.

      "Applicable Laws" means all laws, statutes, and ordinances, all judgments, decrees, injunctions, writs and orders of any court, governmental agency or authority applicable to, and all rules, regulations, orders and interpretations of any Governmental Instrumentality or other body having jurisdiction over, the Facility or the Site, provision of electricity to the interconnection points of the utilities designated to receive electric power from the Facility, performance of the Services to be performed hereunder, or operation of the Facility as may be in effect from time to time.

      "Applicable Permits" means all permits obtained by Seller in connection with the performance of the Services, and the provisions of those certain environmental permits which Buyer is required to comply with in connection with the operation of the Facility, copies of which Buyer has delivered to Seller prior to the Performance Start Date for the first Unit or thereafter.

      "Applicable Warranties" means all warranties received by Buyer, including all manufacturers' warranties, in connection with the sale and installation of the Covered Units.

      "Assigned Technical Advisor" shall mean Seller's technical advisor assigned to Buyer under Part 3.5.

      "Assumptions" shall mean the following operating conditions:

o     Peak Load Operation: None.
o Fuel: Natural Gas per the fuel specification attached hereto as Appendix D, and Distillate Oil per the liquid fuel specification attached hereto as Appendix E.
o     Water:  Per the water specification attached hereto as Appendix F.

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                                  CONFIDENTIAL

o     Buyer's performance of its obligations in Part 4.
o     Fast Load Starts: None.

      "Assumption Violations" means one or more of the Assumptions has been violated pursuant to the following criteria:

o     Peak Load Operation:  in excess of 0 hours per year.
o Using fuel or water which is not in conformance with the relevant specifications or recommendations attached to this Contract as Appendices D, E, F and G.

o Buyer, or any third party engaged by Buyer to perform ongoing operation of the Facility, fails to perform any of Buyer's material obligations in Part 4.
o     Fast Load Starts: in excess of 0 per year.

      "Buyer" means Tenaska, Inc., a Delaware corporation and its permitted successors and assigns.

      "Contract Price" means the total price to be paid by Buyer to Seller under this Contract.

      "Covered Unit(s)" means Buyer's Unit(s) identified in Part 2 which are located at the Facility.

      "Engineering Study/Inspection/Test" means any system design and/or analysis of equipment or systems to be performed by Seller using competent, experienced personnel using special techniques, instruments or devices with the objective of reporting opinions or recommendations related to the current condition and future serviceability of the equipment or system.

      "Excusable Delay" means any excusable event described in Appendix B,
      Article 4.1.

      "Extended Term" has the meaning set forth in Section 8 of this Contract.

      "Extra Work" means any workscope which Seller performs under Part 3.4.

      "Facility" means the plant, station or facility in which the Covered Unit(s) is located.

      "Final Term" has the meaning set forth in Section 8 of this Contract.

      "Good Turbine Practice" means those practices, methods, techniques and standards, as changed from time to time, that are generally accepted in the maintenance and repair of gas turbines of similar size, service, design life and type as the Covered Units, in an efficient, reliable and economical manner, as required by Applicable Laws and Applicable Warranties and as required for the safety of persons and property. Good Turbine Practice is not intended to be limited to the optimum practices or methods to the exclusion of all others, but rather to be a spectrum of reasonable and prudent practices and

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                                  CONFIDENTIAL

      methods. In applying the standard to any matter under this Contract, equitable consideration should be given to the circumstances, requirements and obligations of each of the Parties.

      "Governmental Instrumentality" means any governmental authority, agency or court (federal, state, county, municipal, local or other) that has lawful jurisdiction over the Facility, the Site, or the Services or any part thereof.

      "Hot Gas Path Inspection" means an inspection of a Covered Unit (including the repair or replacement of necessary Parts and the performance of necessary Services), which is recommended by the manufacturer to be performed at approximately 800 and 1600 Factored Starts for the Unit and at approximately 800 and 1600 Factored Fired Starts after a Major Inspection for the Unit as further defined in the Appendix C to this Contract and is one type of Planned Maintenance.

      "Initial Spare Parts" means the initial supply of Parts which Seller will deliver to Buyer under Part 3.7 as specifically identified in Appendix K.

      "Initial Operational Spare Parts" means the initial supply of operational spare parts which Seller will deliver to Buyer under Part 3.8 as specifically identified in Appendix J.

      "Initial Term" has the meaning set forth in Section 7 of this Contract.

      "In-service Failure" means the collapse or breaking of a component of a Covered Unit so that such component can no longer fulfill its purpose and shall not include wear and tear of a component even if such wear and tear is considered abnormal.

      "Insolvent" means that:
      (i) a Party makes an assignment for the benefit of creditors, or petitions or applies for or arranges for the appointment of a trustee, liquidator or receiver, or commences any proceeding relating to itself under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of the country under which the insolvent Party is organized, now or hereafter in effect (collectively "Bankruptcy Laws"), or shall be adjudicated bankrupt or insolvent in such country; or (ii) a Party gives its approval of, consent to or acquiescence in any of the following: the filing of a petition or application for the appointment of a trustee, liquidator or receiver against that Party; the commencement of any proceeding under any Bankruptcy Laws against that Party; or the entry of an order appointing any trustee, liquidator or receiver.

      "Major Inspection" means a comprehensive inspection of a Covered Unit (including the repair or replacement of necessary Parts and the performance of necessary Services), which is recommended by the manufacturer to be performed at intervals of approximately 2400 Factored Starts for the Unit, as further defined in the Appendix C to this Contract and is one type of Planned Maintenance.

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                                  CONFIDENTIAL

      "Non-Scope Items" means the parts and components outside the Covered Unit(s).

      "Objectives" means the following objectives of both Buyer and Seller in performing their obligations under this Contract:

o maximizing the capability of the Covered Units to operate in a revenue earning capacity under the Power Purchase Agreement at the originally designed output and heat rates, subject to normal degradation;

o minimizing Outage Time and optimizing the Outage Interval with the longest achievable safe interval; and

o     minimizing the possibility of Unplanned Maintenance.

      "Operational Spares" means spare parts identified in Appendix C which Buyer is responsible to maintain at the Site.

      "Outage" means removal of a Covered Unit from electric or power generation service.

      "Outage Interval" means the period of time between Outages.

      "Outage Time" means the duration of an Outage.

      "Parts" means new, repaired or refurbished parts, equipment, materials, supplies, components and other goods furnished by Seller, or its subcontractors or suppliers under this Contract, for the Covered Units and includes the Initial Spare Parts.

      "Performance Start Date" means, for a Covered Unit, the date on which Substantial Completion is achieved for such Unit.

      "Planned Maintenance" means, with respect to the Covered Units, periodic inspection, testing, repair, and/or overhaul and/or replacement of components specified in Appendix C in accordance with the equipment manufacturers' and/or designers' recommendations and/or Prudent Electrical Practices, whenever the need for such arises, but not to include Services performed or Parts provided in the following circumstances:

      (i) to remedy the In-Service Failure of a component of a Covered Unit discovered during monitoring of the Covered Unit, during an Outage, or during Routine Maintenance of a Covered Unit, provided that an In-service Failure of a component of a Covered Unit which is discovered during a Planned Maintenance Outage and would normally be repaired or replaced as a part of a Planned Maintenance shall be repaired or replaced as a part of such Planned Maintenance, excluding any collateral damage caused by such In-Service Failure which shall be treated as Unplanned Maintenance;
      (ii)   to remedy damage to the Covered Units arising from Excusable Delay;

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                                  CONFIDENTIAL

      (iii) to remedy damage to the Covered Unit as a result of the improper operation of other equipment which adversely affects the Covered Units; and
      (iv) to remedy damage to the Covered Units arising from Assumption Violations.


Subject to the intentions of the parties regarding the possible performance of Planned Maintenance during an Unplanned Maintenance, as set forth in Part 3.3, Planned Maintenance, Unplanned Maintenance, Routine Maintenance and Extra Work are mutually exclusive terms and any work defined as included in one of these categories shall not at the same time be considered to be included in any of the three other categories.

"Power Purchase Agreement" means that certain agreement which Buyer, or an affiliate of Buyer, intends to enter into with a third party ("Power Customer") for the sale of power from the Facility, a redacted copy of which will be delivered to Seller within thirty (30) days after execution of such Power Purchase Agreement by Buyer or an affiliate of Buyer. Upon delivery of such redacted copy of the Power Purchase Agreement to Seller it will automatically and without further action constitute Appendix M to this Contract.

"Prudent Electric Practice" means any of the practices, methods and acts engaged in or approved by a significant portion of the independent power industry from time to time or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known (or which should have been known) at the time the decision was made, would have been expected to accomplish the desired results at the lowest reasonable cost consistent with good business practices, taking into account (without limitation) such factors as reliability, safety and expedition. Prudent Electric Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers' warranties and other contractual obligations, the requirements or guidance of governmental agencies of competent jurisdiction, requirements of insurers, and the requirements of this Contract. In applying the standard to any matter under this Contract, equitable consideration should be given to the circumstances, requirements and obligations of each of the Parties.

"Routine Maintenance" means minor maintenance of a preventive or repair nature, that is performed periodically by Buyer or a third party retained by Buyer, to maintain equipment in working order on a day-to-day basis without the need for an Outage, including but not limited to daily operator inspection, lubrication, calibration, adjustment, minor leak repair, provision of fluids, greases, and resins, cleaning, purchasing and restocking of Operational Spares, filters (including inlet air filters), strainers and cartridges, maintenance or replacement of sensors, fuses, thermocouples, gauges, switches, and light bulbs, and other similar preventive, routine or minor work.

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                                  CONFIDENTIAL

"Services" means such planning, management, Technical Advisory Services, Repair Services, Engineering Study/Inspection/Test, labor and tools necessary to install the Parts and to disassemble, assemble, modify, repair, start-up and/or maintain the Covered Units, in connection with Planned Maintenance and Unplanned Maintenance which Seller is required to provide under Appendix C and Extra Work. The definition of Services does not include the supply of labor for which Buyer is responsible under Part 4 and Appendix C. All Services will be performed by Seller in accordance with Good Turbine Practices.

"Site" means the real property upon which the Facility is located.

"Substantial Completion" of a Unit shall mean the achievement by such Unit of each of the Liquidated Damage Performance Guarantees, Performance Guarantees, Demonstration Test Requirements and the Availability Test Requirements, as defined in and in accordance with the terms of the Turbine Purchase Agreement or Buyer's written waiver of such guarantee or requirement, whichever occurs first.

"Technical Advisory Services" or "Field Engineering Services" means technical advice and counsel from Technical Advisors or Field Engineers provided by Seller based on Seller's current engineering, manufacturing, installation and operation practices as applicable to the Covered Units and the Parts. To the extent specified in this Contract, such services may also include testing, adjustment, programming and other similar services. Unless otherwise specified in this Contract, "Technical Advisory Services" / "Field Engineering Services" do not include supervision or management of Buyer's employees, agents, or other contractors.

"Unit" means one gas turbine with its associated generator and specified auxiliaries.

"Unplanned Maintenance" means maintenance other than Planned Maintenance, Routine Maintenance and Extra Work, including Services performed by Seller and Parts supplied by Seller in the following circumstances:

(i) to remedy the In-Service Failure of a component of a Covered Unit discovered during monitoring of the Covered Unit, during an Outage, or
      during  Routine   Maintenance  of  a  Covered  Unit,  provided  that  an
      In-service Failure of a component of a Covered Unit which is discovered during a Planned Maintenance Outage and would normally be repaired or replaced as a part of a Planned Maintenance shall be repaired or
      replaced  as  a  part  of  such  Planned   Maintenance,   excluding  any
      collateral damage caused by such In-Service Failure which shall be treated as Unplanned Maintenance;
(ii)  to remedy damage to the Covered Units arising from Excusable Delay;
(iii) to remedy damage to the Covered Unit as a result of the improper operation of other equipment which adversely affects the Covered Units; and
(iv)  to remedy damage to the Covered Units arising from Assumption Violations.



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PART 2
COVERED UNIT(S)

2.1  COVERED UNITS

The Covered Units which are included within this Contract are:

Six (6) PG7241FA gas turbine-generator units, as referenced in General Electric IPS No. 80905 and the associated auxiliary systems listed below in Part 2.2.

2.2  ASSOCIATED AUXILIARY SYSTEMS

1.    Accessory Module
2.    Water Injection Forwarding Skid
3.    Gas Fuel Skid
4.    Compressor Water Wash Skid
5.    Liquid Fuel Forwarding Skid
6.    Interconnection Module
7.    Air Process Skid
8.    Packaged Electrical Control Cab
9.    MK V Control System
10.   Gas Turbine CO2 Fire Protection



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      PART 3
      SELLER PARTS AND SERVICES SCOPE

      3.1   SELLER'S SCOPE OF WORK.
      Seller's Scope of Work under this Contract shall include the following matters:

o     Planned Maintenance in accordance with the terms of Part 3.2;
o     Unplanned Maintenance in accordance with the terms of Part 3.3;
o     Extra Work, as mutually  agreed,  in  accordance  with the terms of Part
      3.4;
o     An Assigned Technical Advisor in accordance with the terms of Part 3.5;
o     Monitoring and Diagnostics in accordance with the terms of Part 3.6;
o     Initial Spare Parts in accordance with the terms of Part 3.7;
o     Initial  Operational  Spare Parts in  accordance  with the terms of Part
      3.8;
o     Heavy duty crane in accordance with the terms of Part 3.9.

      3.2  PLANNED MAINTENANCE.
      From the Performance Start Date for a Unit through the term of this Contract for such Unit, Seller shall provide Parts and Services necessary for the Planned Maintenance of the Covered Unit. The scope of Planned Maintenance for the Covered Units is set forth in Appendix C.

      At mutually agreed times, Seller's representatives and Buyer's representatives shall meet to discuss maintenance planning and related Outages for the following calendar year. The scheduling of Planned Maintenance inspections and related Outages will be performed so as to best achieve the Objectives. Seller shall obtain the consent of Buyer prior to the commencement of each Planned Maintenance inspection, which shall be timed and conducted so as not to unreasonably interfere with Buyer's operation the Facility to maximize revenue under the Power Purchase Agreement. In the event that Buyer, in its sole determination, elects to request, pursuant to Section 5.01(b) of the Power Purchase Agreement, payment for additional reasonable costs incurred as a result of a request by Power Customer for an earlier Outage than recommended by Buyer to Power Customer, Seller shall provide an itemized summary of additional costs which would be incurred by Seller as a result of such earlier Outage. Buyer will submit the summary , along with any other appropriate costs, to Power Customer. Buyer shall reimburse Seller, but only to the extent that Buyer receives reimbursement from Power Customer, for Seller's costs. Once commenced, a Planned Maintenance inspection shall be continuously performed and completed without delay. If Buyer materially delays the beginning of a Planned Maintenance inspection beyond the service intervals recommended by Seller, Buyer shall be responsible for any additional direct costs reasonably incurred by Seller, including any payments arising under Part 11, as a result of such delay. In performing Planned Maintenance Seller shall, at no additional cost to Buyer, to the extent reasonably possible without incurring significant additional costs, utilize those technologies, materials and methods which may be developed subsequent to the date of this Contract which would enhance the satisfaction of the Objectives. Seller shall apprise Buyer of the utilization of


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      such technologies, materials and methods prior to such use. Seller shall be responsible for the use of such technologies, materials and methods pursuant to the terms of this Contract.

      Inspection intervals and the Planned Maintenance program will be adjusted in accordance with Seller's or the manufacturer's reasonable recommendations to account for variations in the operation of the Covered Units. Planned Maintenance intervals will be adjusted if diagnostics or monitoring indicates the need for performance of Planned Maintenance earlier or later than anticipated. When Buyer and Seller have agreed that a Planned Maintenance inspection will be performed during a given time period, detailed scheduling of the inspection work scopes will be proposed by Seller at a pre-Outage meeting approximately six (6) months prior to the anticipated start of that Planned Maintenance inspection. A post-Outage meeting will be scheduled after completion of each Planned Maintenance inspection for presentation and discussion of the inspection reports.

      3.3   UNPLANNED MAINTENANCE.
      From the Performance Start Date for each Unit through the term of this Contract for such Unit, Seller shall provide Parts and Services for Unplanned Maintenance of the Covered Unit, provided that Buyer or third parties retained by Buyer (including the operations and maintenance contractor) shall not be precluded from the performance of Unplanned Maintenance such as the installation of Operational Spares or the repair or replacement of components not normally anticipated to be repaired or replaced as a part of Planned Maintenance if such action by Buyer or third parties retained by Buyer would substantially reduce the Outage interval and would be performed under the technical supervision of Seller. It is understood that the warranties set forth in Part 7.1 shall not apply to services performed by Buyer or third parties retained by Buyer. If the Covered Units require Unplanned Maintenance during the term of this Contract, Buyer shall promptly notify Seller's Assigned Technical Advisor in writing and as soon as reasonably possible make the Covered Units available to Seller. Seller shall perform Unplanned Maintenance to correct any defect by (i) performing necessary Services, (ii) repairing and re-installing defective components of the Covered Units and/or (iii) delivering necessary replacement Parts in accordance with Part 5.1.1 and installing such Parts. In connection with the performance of any Unplanned Maintenance, Seller and Buyer shall mutually agree upon the Parts, Repairs and Services which are to be provided. Whenever reasonably possible Unplanned Maintenance shall be handled and treated by Seller and Buyer as a Planned Maintenance inspection and Seller shall use its reasonable best efforts to provide Parts, Services and Repairs as a part of such inspection. If it is reasonably possible, as a part of an Unplanned Maintenance, that a Planned Maintenance inspection can be completed, and permanently eliminated, not just postponed, Buyer shall only be responsible for the payment of charges for Extra Work, overtime beyond that anticipated in the Planned Maintenance, expediting fees, additional costs incurred due to the lack of ability to plan, and for any Parts, repairs and Services which are beyond the workscope of such Planned Maintenance inspection.


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      Buyer shall, at Buyer's cost make the affected components of the Covered
      Units available to Seller at the Site if such components are reasonably capable of being repaired at the Site, or at the Repair Facilities in accordance with Part 5.4 if Seller reasonably determines that such repair cannot be made at the Site. Seller shall not be responsible for removal or replacement of systems, structures or other parts of Buyer's Facility. All decontamination work arising as a result of the contamination of any Covered Unit(s) by Hazardous Materials (other than contamination caused by Seller or its agents) shall be performed by Buyer, at Buyer's expense.

      Seller shall be notified of and may be represented at all tests performed by Buyer that may be made regarding Services performed under this Agreement.

      3.4  EXTRA WORK.
      Extra Work shall mean Parts provided and Services performed by Seller, which are provided, as mutually agreed upon by Buyer and Seller to (a) repair or replace Non-Scope Items or (b) perform conversion, modifications and uprates. Extra Work shall be performed at Seller's Parts and Services prices, rates and terms in effect at the time of the performance of the Extra Work, unless otherwise specifically agreed in writing prior to beginning such Extra Work. Buyer shall be under no obligation to use Seller for the performance of Extra Work.

      3.5  ASSIGNED TECHNICAL ADVISOR.
      From the Performance Start Date for a Unit through the term of this Contract for such Unit, at no additional charge to Buyer, Seller shall provide an assigned Technical Advisor for the Site who shall coordinate Planned Maintenance and Unplanned Maintenance on such Unit with Buyer and make periodic (at least monthly) Site visits. Seller shall provide adequate backup personnel to perform the duties of the Technical Advisor without material delay when the assigned individual is temporarily unavailable. The workscope for the Assigned Technical Advisor is set forth in Appendix L of this Contract.

      3.6  MONITORING AND DIAGNOSTICS SYSTEMS.
      During the term of this Contract, at no additional charge to Buyer, Seller shall utilize Seller's M&D System to monitor the Covered Units in accordance with the terms of Appendix H. Monitoring and Diagnostics System ("M&D System") means a system used by Seller for monitoring and diagnostics of turbine-generator equipment, consisting of hardware, software, and the Power Answer Center (by whatever designation) providing real time monitoring, communication, and assessment of equipment condition, problem reporting, and corrective action recommendations.

      3.7  INITIAL SPARE PARTS.
      Seller shall provide the Initial Spare Parts listed in Appendix K, FOB at Buyer's Facility.

      3.8  INITIAL OPERATIONAL SPARE PARTS.


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      Seller shall provide the Initial Operational Spare Parts listed in
      Appendix J, FOB at Buyer's Facility.

      3.9 HEAVY DUTY CRANE. At the pre-Outage meeting held prior to each Planned Maintenance and as soon as possible prior to commencement of any Unplanned Maintenance, Buyer shall notify Seller if Buyer desires to have Seller provide any cranes which are to be used in connection with such maintenance. Any cranes which Seller is requested to supply shall be provided by Seller and operated during such maintenance under the control and direction of Seller. Buyer shall pay to Seller, as an additional charge for such crane, Seller's direct out of pocket cost for leasing such crane plus an additional amount of ten percent (10%). In obtaining any cranes for use under this Contract, Seller shall obtain competitive bids in order to assure that such cranes are provided at a reasonable cost. Seller shall be responsible for all actions associated with the use of the crane under this Agreement. Any charge for cranes which relates to Planned Maintenance will be invoiced as one lump sum amount. Seller will provide crane services complete with a crane operator.

      3.10 INFORMATION ON TECHNICAL ISSUES. During the term of this Contract, Seller shall promptly notify Buyer, in writing, of the discovery by Seller of any maintenance or reliability issues or problems with the Covered Units which could materially adversely affect the availability or performance of the Covered Units, and shall, as soon as they become available, provide Buyer with copies of any technical materials published by Seller relating to the correction of such issues or problems.



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PART 4
BUYER RESPONSIBILITIES

      4.1  GENERAL.
      Buyer shall perform Routine Maintenance and operate the Covered Units and the Facility using the proper lubricants, fuel and water which comply with the attached specifications, all in accordance with the manufacturers' and/or designers' recommendations and Prudent Electrical Practices. Buyer shall fulfill all of Buyer's responsibilities and obligations under this Contract on a timely basis to meet the requirements of this Contract.

      4.2  SITE OBLIGATIONS
      During the term of this Contract, Buyer shall provide, and/or insure the availability of, in a timely manner, the following, at no cost to Seller:

      1. Buyer's designated representative(s) to consult and coordinate with Seller's personnel on matters related to Seller's scope of work described in Part 3, including, but not limited to:

      (i) advance planning, scheduling and performance of Planned Maintenance starting with a pre-Outage meeting approximately six (6) months prior to the start of each inspection, during which time previous inspection results will be reviewed with Seller's representatives, (ii) post Outage meetings within one month of the end of each Planned Maintenance inspection and (iii) coordinating operator activities with Seller during periods of Planned Maintenance and Unplanned Maintenance.

      Buyer's representative will be available, by telephone or in person, to such an extent as not to unreasonably delay performance of Seller's scope of work and shall have the authority to make Buyer's warehousing and shop facilities available to Seller's personnel. Buyer's representative shall have the responsibility of coordinating activities between Seller and other contractors at the Facility which are not under Seller's control.

      2. Seller's personnel shall be afforded prompt access to the Buyer warehousing and shop facilities, on an as available basis, as necessary for the successful completion of Seller's scope of work. Buyer shall also assure free ingress and egress from the Facility for all authorized or required Seller personnel.

      3. Buyer shall render such operator level support as may be reasonably required by Seller in the performance of Seller's obligations, such as:

o making the Covered Unit(s) available for performance of Seller's Planned Maintenance and Unplanned Maintenance obligations and otherwise assisting Seller in pre-job activities and mobilization,


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o     taking such emergency measures at the direction of Seller's Assigned
      Technical Advisor as are reasonably appropriate, in accordance with Prudent Electric Practice, to minimize damage which may result in or from the In-service Failure of a component,
o directing its instrument technicians to remove and install electrical components and instruments at the direction of Seller's Assigned Technical advisor;
o     performing instrumentation calibrations.

      4. Any special tools which were supplied with the Covered Units.

      5. Operational Spares, parts (other than Parts Seller is required to provide under this Contract) required to perform Routine Maintenance, Planned Maintenance and Unplanned Maintenance; miscellaneous materials (e.g., bolts, nuts, gaskets, steel plates, consumables (other than inspection consumables provided by Seller pursuant to Appendix I), lubricants, hydraulic oil, etc.) required to perform Routine Maintenance and Unplanned Maintenance.

      Buyer shall maintain Operational Spare Parts at the Site during the term of this Contract.

      6. Compressed air and all Site utilities in the amounts, pressures, voltages, etc. required to operate the Covered Units and perform Planned Maintenance, Unplanned Maintenance and Routine Maintenance, including adequate lighting for night shift work.

      7. Fuel Monitoring, including maintenance of fuel records, and the provision of fuel meeting the fuel specification, including any fuel necessary for any testing of the Covered Units

      8. Such warehouse storage space and facilities, as are available at the Site, and as is reasonably appropriate to enable Seller to store Parts at the Site prior to delivery to Buyer for installation in the Covered Units. Such warehouse storage space shall be secured and protected from adverse climate as Seller may reasonably require. Buyer shall be responsible for risk of loss of Seller's Parts while in storage at the Site. Buyer shall maintain Seller's Parts stored at the Site free and clear of any and all liens of Buyer and Buyer's lenders, bondholders, contractors and other creditors of any nature. Buyer shall allow Seller free access to the Parts and shall provide loading, off-loading and handling of Parts being received from or shipped to Seller.

      9. All technical information, equipment manuals and drawings related to the Facility for the use of Seller's personnel, and reasonable access to all applicable operation and maintenance records maintained by Buyer related to the Covered Units or the Facility.

      10. Access to space next to the Covered Units for lay down, inspection and/or repairs of Parts.


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      11. Any necessary authorizations, exemptions, permits and licenses required to lawfully operate and maintain the Facility.

      12. Appropriate safety instruction and safety programs described in Appendix B, Article 10.2.

      13. Climate-controlled and secure office space of approximately 120 square feet, adjacent to the work area at the Site including washroom and toilet facilities.

      14. Debris and waste material collection facilities at a mutually agreed location at the Site. Waste and debris collected by Seller shall be disposed of by Buyer.

      15. Utilities such as water, fuel, and electricity, at the Buyer's expense.



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      PART 5
      DELIVERY, TITLE TRANSFER,  INVENTORY UTILIZATION

      5.1  DELIVERY

      Seller shall be responsible for delivery of all Parts to Buyer's Facility. Risk of Loss for Initial Spare Parts shall pass from Seller to Buyer upon delivery to Buyer's Facility.

      5.2  PASSAGE OF TITLE.

      Title to Initial Spare Parts and Initial Operating Spares shall pass upon shipment FOB Seller's factory or warehouse, or in the event the Buyer's facility is not ready to receive such parts when they are shipped to the storage facility designated by Buyer.

      Title to Parts (other than the Initial Spare Parts and Initial Operating Spares) shall pass from Seller to Buyer when the Part is installed in the Covered Units. Title to other work in progress, including installation services, shall pass to Buyer as performed by Seller under this Contract.

      Seller shall have the right to take possession of and remove from the Site any parts or components of the Covered Units which have been replaced with Parts pursuant to Planned Maintenance, provided that Buyer shall have the right to inspect and examine such parts or components prior to such parts or components being removed from the Site. Buyer warrants good title to such parts which shall transfer to Seller upon removal from the site.

      Upon termination of this Agreement, Seller shall have the right to remove any Parts remaining at the Site unless title to such Parts has passed to Buyer as provided in this Part 5.2.

      5.3  INVENTORY UTILIZATION

      Buyer shall permit Seller to utilize the Initial Spare Parts in the performance of this Agreement at no charge to Seller.

      5.4  REPAIR SERVICES LOGISTICS

      1) Buyer shall be responsible for all actions and costs related to packing and crating the components of the Covered Units for shipment from the Site to Seller's Repair Facilities and for unpacking and uncrating the components of the Covered Units upon return to Buyer's Facility. Seller shall bear all transportation costs related to shipment of the components of the Covered Units to and from the Site and Seller's Repair Facility. Notwithstanding any other provisions in the Contract, Buyer shall bear risk of loss and related insurance costs for the components of the Covered Units while in transit to or


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                                  CONFIDENTIAL

      from the Repair Facilities. Seller shall bear risk of loss and related insurance costs for the components while at the Repair Facilities.

      2) Subject to Seller's lien rights under the Contract or arising under the law, title and right of possession of the components of the Covered Units shall remain with Buyer. All scrap and used parts and components which have been replaced during Repair Services made at the Repair Facilities shall be the property of Seller.



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      PART 6
      PRICE AND PAYMENT TERMS
      As full compensation for all Parts and Services supplied in connection with Planned Maintenance, Buyer shall make the payments set forth in Parts
      6.1 and 6.2 of this Contract, as adjusted in accordance with this Contract.

      6.1  MOBILIZATION PAYMENT.
      Within thirty days after January 1, 2001, or such later date as Buyer shall reasonably designate (based upon a delayed completion of the initial Units), Buyer shall pay Seller a mobilization payment of One Hundred Ten Thousand Dollars ($110,000). This price is in 2001 US dollars and will be escalated in accordance with Part 6.3. If Buyer delays the mobilization payment because the initial Units will not be completed as initially scheduled, Buyer shall make the mobilization payment as near as possible to six (6) months prior to completion of the first Unit. Seller shall not be required to commence mobilizing until the mobilization payment is received by Seller.

      6.2.  PERIODIC PAYMENTS.

      6.2.1  Monthly Payments.

      During the term of this Contract, Buyer shall make monthly payments of [ * ] per Covered Unit for each calendar month beginning with the calendar month in which the Performance Start Date for such Unit occurs and ending with the calendar month in which a Unit is no longer covered under this Contract. Payment shall be due on the twentieth (20th) calendar day of each month for the prior calendar month. The first monthly payment due under this Contract for a Covered Unit shall be prorated by multiplying [ * ] by a fraction, the numerator of which is the number of days in such calendar month after the Performance Start Date for such Unit, including the Performance Start Date as the first day and the denominator of which is the number of days in such calendar month. The last monthly payment due for a Covered Unit under this Contract shall be prorated by multiplying [ * ] by a fraction, the numerator of which is the number of days in such calendar month before the termination of coverage for a Unit under this Contract, including the date of termination as the last day and the denominator of which is the number of days in such calendar month. This price is in 2001 US dollars and will be escalated in accordance with Part 6.3. Invoices prepared by Seller for monthly payments under this Part 6.2.1 shall indicate that the charge is for Planned Maintenance.

      6.2.2  Factored Fired Hours Adjustment
      At the end of each Calendar Year the number of Factored Fired Hours per Factored Start will be calculated and an additional charge will be made if Factored Fired Hours are in excess of sixteen (16) Factored Fired Hours per Factored Start. The calculation for Factored Fired Hours is:


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      [ * ]

      6.2.3 FACTORED STARTS ADJUSTMENT
      At the end of each calendar Month an additional charge will be determined based upon the number of Factored Starts which have occurred on all Covered Units during such calendar Month; provided that there shall be no charge for the first twenty-four (24) Factored Starts per Covered Unit in each calendar Year; and further provided that for any Unit which is covered by this Contract for a period of less than a full calendar Year, the number of Factored Starts for which no payment is due shall be reduced by multiplying twenty-four (24) by a fraction, the denominator or which is the number of days in such calendar year during which such Unit was covered under this Contract and the numerator of which is 365.

      [ * ]


      The calculation of Factored Starts is:

      Factored Starts = (0.5NA + NB + Trip Adjustment)
      NA = Number of Part Load Start/ Stop Cycles in the Contract Year ((less than) 60% Load)
      NB = Number of Normal Base Load Start/Stop Cycles in the Contract Year
      For each Trip in the Contract Year not caused by a malfunction of a Covered Unit, a number of Starts will be added as determined from Figure 1 to this Contract based upon the load on the Unit at the time of the Trip. For each Trip in the Contract Year caused by a malfunction of a Covered Unit, a number of Starts will be added as determined by multiplying the value from Figure 1 to this Contract based upon the load on the Unit at the time of the Trip by 0.625 (5/8).



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[CHART]

                                    Figure 1

      For the purpose of this Part 6.2.2, a "Start" is the commencement of firing and operation of a Covered Unit; provided that an aborted start in which the Unit has not been synchronized to the grid will not be counted as a Start.

      6.2.4 UNPLANNED MAINTENANCE ADJUSTMENT
      In the event that Buyer is responsible, pursuant to Part 6.4, for the payment of charges for Parts, Repairs or Services arising out of Unplanned Maintenance, which Parts, Repairs or Services would be within Seller's Workscope if such Parts, Repairs or Services were provided by Seller during Planned Maintenance, then Seller shall provide a credit to Buyer if the need to provide such Parts, Repairs or Services is permanently eliminated, not just postponed, because Parts, Repairs or Services to be provided during such Planned Maintenance event were provided during an Unplanned Maintenance event for which the Buyer has paid Seller in accordance with Part 6.4. Parts, Repairs or Services shall be considered permanently eliminated if, at the time of consideration, it reasonably appears that as a result of the installation of such Part, or the performance of such Repair or Service in an Unplanned Maintenance, Seller will, during the term of the Contract, be required to supply such Part one less time or to perform such Service or Repair, one less time, than was reasonably anticipated. Seller will provide a credit to the Buyer for that portion of the price paid for the Unplanned Maintenance event which corresponds to the Parts, Repairs and Services permanently eliminated, not just postponed. Such credit will be given and effective upon mutual agreement after the time the Planned Maintenance would have otherwise occurred, when both parties can reasonably determine that the Parts, Repairs or Services were in fact permanently eliminated, and not just postponed, and will be applied against subsequent Monthly Payments under
      Section 6.2.1, until fully used. Any charges for Parts, Repairs or Services provided during Unplanned Maintenance which are subject to the above credit will be correctly categorized as Planned


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      Maintenance for tax purposes on the applicable invoice. If it is subsequently determined that the Parts, Repairs or Services which had been credited against Unplanned Maintenance, were only postponed and not actually eliminated, then the additional Parts, Repairs or Services will be provided to Buyer and treated as Unplanned Maintenance. No credit will be given for overtime beyond that anticipated in the Planned Maintenance, expediting fees, or any additional costs incurred due to lack of ability to plan.

      6.3 ESCALATION.
      For all payments and adjusting credits or charges due after February 1, 2002, and continuing through January 31, 2011, the amount of such payment, credit or charge shall be adjusted upward by the Fixed Escalation Percentage. The Fixed Escalation Percentage shall be an increase of three percent (3%) per year, applied to the prices applicable for the preceding twelve (12) month period, beginning on February 1, 2002 and such annual increases shall continue to be applied for each comparable twelve (12) month period thereafter through January 31, 2011.

      For all payments, charges and credits due on or after February 1, 2011, and continuing through the remaining term of this Contract, the amount of such payments, credits or charges shall be adjusted upward or downward annually effective February 1 of each year using the Calculated Escalation Percentage. The Calculated Escalation Percentage shall be determined annually in each January and multiplied by the prices applicable during the twelve (12) month period from February 1, 2010 through January 31, 2011 ("Revised Base Prices") to determine the increase or decrease from the Revised Base Prices to be used during the twelve (12) calendar months immediately following such January, (or such period of less that twelve
      (12) months for the period immediately preceding any termination) during the remaining term of this Contract (so that, for example, all payments, credits and charges due from February 1, 2014, through January 31, 2015 shall be increased or decreased from the Revised Base Prices by an amount equal to the Calculated Escalation Percentage determined in January 2014 multiplied by the Revised Base Prices.) The Calculated Escalation Percentage shall be calculated to reflect changes in indexes described herein, as follows: (a) 40% of the Calculated Escalation Percentage shall be an amount equal to the percentage by which the "Materials Index" for the month in which the adjustment is made is greater or less than the "Base Materials Index;" (b) 60% of the Calculated Escalation Percentage shall be an amount equal to the percentage by which the "US Labor Index" for the calendar quarter in which the adjustment is made is greater or less than the "Base US Labor Index."

      For the purpose of this provision, the following definitions apply: (a) the Materials Index shall be that index identified as PPI 10-17 (Steel Mill Products) determined and reported monthly by the Bureau of Labor Statistics of the U.S. Department of Labor and the Base Materials Index shall be the value of such index for January 2011; (b) The US Labor Index shall be that index identified as Employment Cost Index for Private Industry Workers (Wages and Salaries) (Non-Seasonally Adjusted) determined and reported quarterly by the Bureau of Labor Statistics of the U.S. Department of Labor and the Base


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      US Labor Index shall be the value of such index for the last calendar quarter of 2010. Should the specified indices be discontinued, proper indices shall be substituted by mutual agreement of the Parties. The US Labor Index and Materials Index shall be determined to the nearest second decimal place. The percentage changes from the base indices shall be calculated to the nearest one-tenth of one percent.

      6.4 UNPLANNED MAINTENANCE.
      As full compensation for Parts, Repairs and Services provided as a part of Unplanned Maintenance, Buyer shall pay Seller at the price rates listed in Appendix I (subject to escalation as provided in Appendix A, Part 6.3) with the following discounts:
o     Parts: [ * ] discount from those listed in Appendix I
o     Repairs: [ * ] discount from those listed in Appendix I
o     Services: [ * ] discount from those listed in Appendix I
      Seller shall submit invoices for Parts supplied as Unplanned Maintenance upon delivery of such Parts and shall submit invoices for Services and Repairs supplied as a part of Unplanned Maintenance upon completion of the Unplanned Maintenance. Each invoice for Unplanned Maintenance shall separately state the parts component from the services/labor component. Buyer shall make payment within thirty (30) days after receipt of Seller's invoice.

      6.5 EXTRA WORK
      Seller shall submit invoices for Extra Work at the end of the month in which the Extra Work Services were performed and upon shipment of Parts supplied as Extra Work. Buyer shall make payment within thirty (30) days after receipt of Seller's invoice.

      6.6 INITIAL SPARE PARTS PRICE.
      In consideration of the supply of Initial Spare Parts identified in Appendix K, Buyer shall pay Seller: US$[ * ]. The Initial Spare Parts Price shall be paid pro rata, upon submission of Seller's invoices and shipping documents.

      6.7 INITIAL AND REPLENISHMENT OPERATIONAL SPARE PARTS PRICE.
      In consideration of the supply of Initial Operational Spare Parts identified in Appendix J, Buyer shall pay Seller: US$[ * ]. The
      Initial Spare Parts Price shall be paid pro rata, upon submission of Seller's invoices and shipping documents. Buyer shall replace Operation Spare Parts as needed. As full compensation for such Operational Spare Parts purchased for replenishment, Buyer shall pay Seller at the price rates listed in Appendix I (subject to escalation as provided in Appendix A, Part 6.3) with a discount of [ * ] from those prices listed in Appendix I.

      6.8  METHOD OF PAYMENT.
      All monthly payments for Parts, Repairs and Services shall be made by wire transfer to the bank account designated by Seller.


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      PART 7
      WARRANTY AND LIMITATION OF LIABILITY

      7.1  WARRANTY.
      7.1.1 Seller warrants to Buyer that the Parts delivered during the term of this Contract shall be free from defects in material, workmanship and title and that Services performed during the term of this Contract shall be performed in a competent, diligent and workmanlike manner free from defects. The foregoing warranties shall expire:

      (a) in the case of Parts installed under this Contract, [ * ] after installation of the Parts in the Covered Unit;
      (b) in the case of Services [ * ] after the performance of the Service;
      (c) in the case of any other parts, not installed under this Contract, [ * ] after delivery;

      provided that all warranties shall expire no later than [ * ] after the termination of this Contract. In the case of any Engineering Study/Inspection/Test Service, Seller does not warrant the accuracy of, or the performance results of, any conclusions or recommendations provided, or that any desired objective will result from the Engineering Study/Inspection/Test Service performed.

      7.1.2 If any failure of Parts or Services to meet the above warranties is discovered during the warranty period, Buyer shall promptly notify Seller's Assigned Technical Advisor in writing and make the Covered Units available as soon as reasonably possible, considering the Objectives, for correction. Seller shall thereupon correct any defect by, at its option,
      (i) re-performing the defective Services, (ii) repairing and re-installing the defective Parts or (iii) delivering necessary replacement Parts in accordance with Part 5.1.1 and installing such Parts. In determining which of the foregoing options to utilize for correction of any defect, Seller shall consider the Objectives.

      7.1.3 Seller shall not be responsible for removal or replacement of systems, structures or other parts of Buyer's Facility, but shall nevertheless be responsible for dismantling and reassembling the Covered Units to the extent necessary to perform the required Services or install the required Parts. The basis for any tests shall be mutually agreed upon and Seller shall be notified of and may be represented at all tests that may be made on the Covered Units.

      7.1.4 Except for the provisions of Part 9.1.2, Part 9.1.4 and Part 11,
      Article 7 of Appendix B and Article 11.1 of Appendix B, the preceding paragraphs of this Part 7.1 set forth the exclusive remedies for all claims based on failure of or defect in the Covered Units or the Parts and Services provided under the Contract, whether the failure or defect arises before or during the applicable warranty period and whether a claim, however instituted, is based on contract, warranty, tort (including negligence), indemnity, strict liability or otherwise. The foregoing warranties are exclusive and are in lieu of all other


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      warranties and guarantees whether written, oral, implied or statutory. NO
      IMPLIED STATUTORY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE SHALL APPLY. The limitations set forth in this Section 7.1.4 shall not limit or affect the obligation of Seller to indemnify Buyer as otherwise specifically set forth in Article 7 of Appendix B of this Contract. Notwithstanding anything to the contrary, Seller has no responsibility under this Contract to assess, address, or remediate any Year 2000 or other date-related issues related to the Covered Units.

      7.2  LIMITATION OF LIABILITY
      7.2.1 The total liability of Seller, on all claims of any kind which arise in any calendar year, except for the exceptions listed in (a) through (d) below, whether such claims are in contract, warranty, indemnity, tort (including negligence), strict liability, or otherwise, arising out of the performance or breach of this Contract, the use of any Parts or the provision of any Services, shall not exceed the larger of (I) the aggregate amount due to Seller under this Contract in that calendar year or (ii) $3,500,000. The only exceptions to the above limit of liability are listed in the following paragraphs (a) through (d):

            (a) In the case of Extra work, the limit of liability for any Extra Work shall not exceed the price paid for performing such Extra Work;

            (b)   [ * ]

            (c) Excluded from the above limit of liability are Contractor's indemnification obligations under Article 7 of Appendix B; and

            (d)   [ * ]

      All liability under the Contract shall terminate twelve months after the expiration or termination of this Contract.

      7.2.2 Seller, its subcontractors or suppliers, shall not be liable for any special, consequential, incidental, indirect or exemplary damages, whether as a result of breach of contract, warranty, indemnity, tort (including negligence), strict liability, or otherwise, and including loss of profit or revenues, loss of use of the Covered Units or any associated equipment, cost of capital, cost of substitute equipment, facilities, services or replacement power, downtime costs, and claims of Buyer's customers for such damages,


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      provided that the limitations of this Part shall not apply to claims against Seller for indemnification made pursuant to Article 7 of Appendix B of this Contract.

      7.2.3 For the purposes of this Part 7.2, the term "Seller" shall mean Seller, its affiliates, subcontractors and suppliers of any tier, and their respective agents and employees, whether individually or collectively.

      7.2.4 To the extent permitted by Applicable Insurance Policies, Buyer waives rights of recovery against Seller, whether Buyer's claim is brought under breach of contract, indemnity, warranty, tort (including negligence), strict liability or otherwise, for loss or damage to the property of Buyer for which Buyer receives actual payment in accordance with the terms of insurance required to be maintained by Buyer under Part
      8.2. Buyer and Seller shall cooperate in good faith to expeditiously submit claims under Applicable Insurance Policies and in order to maximize the amount of any recovery available under such Applicable Insurance Policies.





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      PART 8
      INSURANCE REQUIREMENTS

      8.1  SELLER'S INSURANCE

      8.1.1 During the term of this Contract, Seller shall maintain the following insurance coverage:

      (i) Workers' Compensation and Employers Liability Insurance and any other statutory insurance required by Applicable Laws with respect to Seller's employees, consultants or agents in such form(s) and amount(s) as required by all Applicable Laws.

      (ii) General/Public Liability insurance, in broad form including coverage for liability assumed under contract, providing coverage for bodily injury and property damage with a limit of not less than $5,000,000.00 per occurrence/aggregate cumulative total of underlying and excess coverages. Coverage to include contractual liability covering liabilities assumed under this Contract.

      (iii) Automobile Liability Insurance including owned, non-owned and hired vehicles with limits of $5,000,000 combined single limit.

      8.1.2 The foregoing insurance policies shall provide that the policy shall not be canceled or changed without thirty (30) days' advance written notice to Buyer of such cancellation or change, except for non-payment of premiums which shall have ten (10) days advance written notice.

      8.1.3 Upon request during the term of this Agreement, Seller shall deliver to Buyer certificates of insurance showing that the foregoing insurance is in full force and effect. Seller shall also provide waivers of subrogation in favor of Buyer, its subsidiaries, partners, affiliates, directors, employees, officers and Lenders and Lender's consultants.

      8.2 BUYER'S INSURANCE

      8.2.1 During the term of this Contract, Buyer shall maintain the following insurance coverage:

      (i) Workers' Compensation and any other statutory insurance required by Applicable Laws with respect to Buyer's employees, if any, in such form(s) and amount(s) as required by all Applicable Laws.

      (ii) General/Public Liability insurance, in broad form including coverage for liability assumed under contract, providing coverage for bodily injury and property damage with a limit of not less than $5,000,000.00 per occurrence/aggregate cumulative total of underlying and excess coverages.


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      (iii) All Risk Property and Boiler and Machinery Breakdown insurance covering the Covered Unit(s) and Facility, subject to such deductibles as Buyer may, in its sole discretion, determine to be reasonable, together with business interruption coverage, subject to such deductibles as Buyer may, in its sole discretion, determine to be reasonable, under which Seller shall be an additional insured, and which includes a waiver of subrogation (except for design error) in favor of Seller (and its subsidiaries and affiliates.)

      8.2.2 The foregoing insurance policies shall provide that the policy shall not be canceled or changed without thirty (30) days' advance written notice to Seller of such cancellation or change except for non-payment of premium which shall have ten (10) days advance written notice.

      8.2.3 Upon request during the term of this Contract, Buyer shall deliver to Seller a certificate(s) of insurance showing that the foregoing insurance is in full force and effect.

      8.3 FAILURE TO MAINTAIN INSURANCE.
      Failure of either of the Parties to maintain the insurance required under this Part 8 shall constitute an event of material default for the purposes of Part 9.1.



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      PART 9
      TERMINATION

      9.1 TERMINATION.

      9.1.1 TERMINATION FOR CONVENIENCE
      Neither Party may terminate this Contract for convenience, provided that if for any reason (i) the Facility is not completed prior to December 31, 2007, (ii) Buyer and General Electric fail to execute a Turbine Purchase Agreement as referenced above by February 29, 2000, or (iii) Buyer fails to enter into a Power Purchase Agreement for the sale of power from the Facility by February 29, 2000, Buyer may terminate this Contract prior to the Performance Start Date for the first Unit, upon written notice to Seller of such termination. If Buyer has not yet made the mobilization payment as required by Section 6.1, at the time this Contract is cancelled by Buyer pursuant to the immediately preceding sentence, then neither party shall have any further liability under this Contract after such cancellation, provided that if Buyer has made the mobilization payment required pursuant to Section 6.1, then the cancellation payment shall be equal to the mobilization payment and neither party shall have any further obligation under this Contract.

      9.1.2  TERMINATION FOR MATERIAL BREACH.
      1) Either Party (the "Non-Defaulting Party") may terminate this Contract if the other Party (the "Defaulting Party") (i) becomes Insolvent or (ii) commits a material breach of this Contract, including non payment of amounts due under this Contract, and fails to cure such breach within thirty (30) days of written notice from the Non-Defaulting Party of such breach, or fails to commence to cure such breach and diligently proceed with the cure if it is not possible to cure such breach within thirty (30) days of such notice.

      2) In the event of a termination of this Contract pursuant to this Part 9.1.2, the Defaulting Party shall be responsible for all direct damages arising out of such termination, provided that the Non-Defaulting Party shall take reasonable measures to mitigate its losses resulting from any breach of this Contract by the Defaulting Party. In addition, the Termination Price Adjustment specified in Part 9.1.4 shall be paid within 30 days of the termination effective date. Termination of this Contract shall not relieve either Party from any obligation which arose under this Contract prior to the date of such termination, including the payment of Liquidated Damages for Availability pursuant to Part 11, or payment for Unplanned Maintenance or Extra Work performed prior to such termination. The foregoing shall be the Defaulting and the Non-Defaulting Parties sole and exclusive liability to each other for material breach of this Contract or termination of this Contract.

      9.1.3 TERMINATION BY BUYER FOR CANCELLATION OF POWER PURCHASE AGREEMENT. In the event that following the execution of a Power Purchase Agreement, Power Customer, without solicitation from Buyer, and without Buyer's consent, terminates or cancels the Power Purchase Agreement for any reason, Buyer may, within twelve (12)


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      months after such termination or cancellation elect to terminate this
      Contract by delivery of written notice to Seller.

      9.1.4  TERMINATION PRICE ADJUSTMENT
      The Termination Price Adjustment shall be as follows:

      [ * ] The following page has been omitted and filed separately with the Securities and Exchange Commission as part of a Confidential Treatment Request.




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      PART 10
      NOTICES

      10.  NOTICES.

      Addresses for notices required or desired to be given under this Contract are as follows: If to Buyer: If to Seller:

Tenaska, Inc.                            General Electric International Inc.
1044 North 115th Street                  4200 Wildwood Parkway
Omaha, Nebraska 68154                    Atlanta, GA 30339
Attention:  Dwight Howell                Attention:  Michael Kalmes
Fax No.: (402) 691-9530                  Fax No.:  (770) 859-7769




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      PART 11
      AVAILABILITY GUARANTY AND LIQUIDATED DAMAGES

      11.1  DEFINITIONS.
      For the purposes of this Part 11 only, the following terms shall have the meaning set forth after them, provided that any capitalized term used in
      Part 11 which is not defined in this Part 11.1 shall having the meaning defined elsewhere in this Contract:

      "AVAILABILITY ADJUSTMENT" means such amounts as Buyer should pay or be credited for pursuant to Part 11.5.

      "AVAILABILITY PERCENTAGE" means for each PPA Year percentage determined from the calculation made pursuant to Section 11.3.

      "CHARGEABLE EVENT" means an Outage or a Derating, but excluding any Outages or Deratings resulting from Assumption Violations, acts of any third parties not retained by Seller, failure of equipment other than the Covered Units which adversely affects the Covered Units, Scheduled Outages or PPA Force Majeure events.

      "CONTRACT CAPACITY" shall mean the declared capacity of the Plant in accordance with the Power Purchase Agreement expressed in MWs, increased by any Deratings caused by the failure of Covered Components or by any adjustments in operating parameters for the Covered Units required by Seller which have the effect of reducing the declared capacity of the Plant, provided that with 6 Units in PPA Commercial Operation, the Contract Capacity shall be not less than 875 MW and not more than 950 MW. Buyer shall notify Seller in writing within ten (10) days of its declaration of the Contract Capacity for any PPA Year. Buyer's declaration of Contract Capacity shall be reasonable under the existing circumstances and shall not be increased for the purpose of impeding Seller's ability to achieve the Availability Guarantees set forth in Part 11.2.

      "DATE OF PPA COMMERCIAL OPERATION" means the date on which Commercial Operation occurs under the Power Purchase Agreement. Buyer shall notify Seller in writing within 10 days of achieving Commercial Operation under Power Purchase Agreement of the date on which commercial operation was achieved.

      "DELIVERED ENERGY" for a period of time shall mean the amount of energy (expressed in MWh) delivered by Buyer to Power Customer pursuant to an Energy Request during such period, but in no event more than the amount of the Energy Request.

      "DERATING" means a reduction in Plant output (measured in MW) arising from
      (i) breakage of a component of a Covered Unit, (ii) abnormal wear or tear to a component of a Covered Unit, (iii) defects in any Covered Unit, or
      (iv) malfunction of a component of a Covered Unit, but excluding a reduction in Plant output arising from normal degradation and ambient temperature variations.


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      "ENERGY REQUEST" means the energy in MWh requested by the Power Customer from Buyer as permitted by the Power Purchase Agreement.

      "MW" means megawatt.

      "MWH" means megawatt-hour.

      "OPERATING TERM" shall mean the operating term of the Power Purchase Agreement commencing on the Date of PPA Commercial Operation and ending on the 29th anniversary of the Date of PPA Commercial Operation.

      "PLANT" means Buyer's dispatchable electric generating facility located in Heard County in the State of Georgia.

      "PPA FORCE MAJEURE" shall mean any cause beyond the control of the Party (Power Customer or Buyer) affected, including, but not restricted to, failure or threat of failure of facilities (but excluding such failures or threats of failures caused by Buyer's or the O&M Contractor's failure to comply with PPA Prudent Utility Practice), flood, earthquake, storm, fire, lightning, Acts of God, explosions, transportation accidents, epidemic, war, acts of the public enemy, riot, civil disturbance or disobedience, strike, lockout, work stoppage, other industrial disturbance or dispute, whether or not determined to have arisen out of an unfair labor practice of any Party, sabotage, restraint by court order or other public authority, and action or nonaction by, or failure to obtain the necessary authorizations or approvals from, any governmental agency or authority, which by the exercise of due diligence such Party could not reasonably have been expected to avoid. Nothing contained herein shall be construed so as to require a Party (Power Customer or Buyer) to settle any strike, lockout, work stoppage, or other industrial disturbance or dispute in which it may be involved. Any Party (Power Customer or Buyer) rendered unable to fulfill any of its obligations under the Power Purchase Agreement by reason of PPA Force Majeure shall exercise due diligence to remove such inability with all reasonable dispatch.

      "PPA PRUDENT UTILITY PRACTICE" means any of the practices, methods and acts engaged in or approved by a significant portion of the independent power industry from time to time or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known (or which should have been known) at the time the decision was made, would have been expected to accomplish the desired results at the lowest reasonable cost consistent with good business practices, taking into account (without limitation) such factors as reliability, safety and expedition. PPA Prudent Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers' warranties and other contractual obligations, the requirements or guidance of governmental agencies of competent


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      jurisdiction, requirements of insurers, and the requirements of the Power
      Purchase Agreement.

      "PPA YEAR" shall mean the period beginning on the Date of PPA Commercial Operation and ending on the next May 31, each one-year period thereafter during the Operating Term and the period from the last June 1 during the Operating Term until the last day of the Operating Term.

      "REQUESTED ENERGY" is the sum of all Energy Requests made by Power Customer during the relevant period. This assumes that Power Customer can request energy up to the full Capacity required to be available under the Power Purchase Agreement at any time, even if Buyer has previously notified Power Purchaser that as a result of an unscheduled Outage or Derating of one or more Units such full Capacity is not available for such period of time.

      "SCHEDULED OUTAGES" shall mean planned outages or reductions in availability or output in order perform maintenance in accordance with manufacturers' recommendations and PPA Prudent Utility Practices scheduled pursuant to the Power Purchase Agreement.

      "SUMMER PEAK HOUR" shall have the same meaning as the term "Summer Peak Hour" has under the Power Purchase Agreement and shall include only Peak Hours during the calendar months of June through September.

      11.2  AVAILABILITY GUARANTEES.
      During the term of this Contract, Seller guarantees to Buyer the achievement of an Availability Percentage of ninety seven percent (97%) for each PPA Year.

      11.3 CALCULATION OF AVAILABILITY PERCENTAGE. The Availability Percentage shall be calculated as follows:

      [ * ] The following page has been omitted and filed separately with the Securities and Exchange Commission as part of a Confidential Treatment Request.


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      11.4  CALCULATION OF AVAILABILITY ADJUSTMENT. The Availability Adjustment
      shall be calculated as follows:

      For each PPA Year, the Availability Percentage calculated in accordance with Section 11.3 for such PPA Year shall be compared to 97%. If the Availability Percentage is greater than 97%, then Buyer shall pay to Seller an amount equal to $200,000 for each percentage point by which the Availability Percentage exceeds 97%, provided that increases of less than a full percentage point shall be prorated proportionally. If the Availability Percentage is less than 97%, then Seller shall credit Buyer against future payments due under this Agreement, an amount equal to $200,000 for each percentage point by which the Availability Percentage is less than 97%, provided that decreases of less than a full percentage point shall be prorated proportionally.

      11.5  PAYMENT OF AVAILABILITY ADJUSTMENT.
      During the term of this Contract, if the Availability Adjustment with respect to a PPA Year is positive, Buyer shall pay such Availability Adjustment to Seller within twenty (20) days after the end of such PPA Year. If the Availability Adjustment with respect to a PPA Year is negative, then such Availability Adjustment shall be credited to Buyer against the next monthly payment due pursuant to Part 6.2.1 with any excess being payable by Seller at the time that such monthly payment would otherwise by payable by Buyer pursuant to Part 6.2.1. Payment of the Availability Adjustment by Seller shall be the exclusive remedy for Seller's failure to meet the Availability guarantees set forth in Part 11.2.

      11.6  AVAILABILITY INFORMATION.
      Within thirty (30) days after the end of each PPA Year, Buyer shall deliver to Seller a statement detailing (a) any amounts due from Buyer to Seller under this Part 11 for said


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      PPA Year, (b) any amounts due from Seller to Buyer under this Part 11 for said PPA Year and (c) the Availability Percentages for such PPA Year necessary to calculate the Availability Adjustment in accordance with Part 11.4.

      11.7  LIMITATIONS.
      The maximum Availability Adjustment to be paid to Seller for any PPA Year shall not exceed Six Hundred Thousand Dollars ($600,000) (escalating by 3% on the first day of February beginning in the year 2001) and shall in no event exceed the Availability Adjustment paid to Buyer under the Power Purchase Agreement for the same period. The maximum Availability Adjustment to be credited or paid to Buyer by Seller for any PPA Year shall not exceed Six Hundred Thousand Dollars ($600,000) (escalating by 3% on the first day of February beginning in the year 2001.) In no event will the maximum Availability Adjustment to be paid to Buyer by Seller for any PPA Year exceed the amount of any Availability Adjustment paid by Buyer to Power Customer under the Power Purchase Agreement for the same PPA year.

      11.8  OTHER CONDITIONS
      The gas turbines will not be operated above their nominal base firing temperature rating of or in any peak firing or power augmentation regime not pre-approved with Seller.

      The operator will maintain a rigorous and explicit operating log. Seller technical personnel shall have access to Plant operational data, logs, and site visits.

      Seller must be notified as soon as reasonably possible of any Outage event or impending Outage event. Seller must participate in the preplanning of all gas turbine Outages.

      The gas turbine compressor will be on-line water washed at least once per week during those weeks when such Unit is operated. The compressor will be off-line water washed periodically when the turbine is shutdown for planned or unplanned maintenance when feasible or at other times when is feasible. Water wash outage times shall be excluded form the calculation of Availability Percentages.

      The inlet air filters will be inspected at least once per month. If the inlet filtration does not meet the manufacturer's current recommendation for filter differential pressure, Buyer shall notify Seller of such fact. Buyer and Seller will mutually agree on a time to replace such filter(s), which if reasonably possible shall be during a Scheduled Outage.

      The Plant will have a documented operation and maintenance program and Buyer will replenish the inventory of Operating Spares as required.

      To the extent reasonably possible under the operating constraints available under the Power Purchase Agreement, Seller shall be allowed, upon mutual agreement between the Seller's Site Director and Buyer, to conduct repairs, inspections, and modifications during Outages which are not a Chargeable Event, in which case such Outage will be treated as a


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      Scheduled Outage for purposes of calculating Availability Percentages pursuant to this Part 11.

      A full complete and accurate record shall be maintained and jointly certified with a Seller technical representative. The operating record must document each Outage or Derating event including the date and time of the Outage or Derating, the hours duration of the Outage or Derating, the Outage or Derating cause, the classification as to whether the Outage or Derating is a Chargeable Event, the % capacity reduction, and any unreasonable waiting and/or idle maintenance time caused by Buyer or third parties retained by Buyer.

      Seller must participate in the preplanning of all Scheduled Outages. Seller will give due pre-notice to the owner/operator of required scheduled outages.

      Any acceptance testing or performance tests performed after the Performance Start Date for the first Unit and not caused by issues or matters relating to the Covered Units will not be charged against the Availability Guarantee.

      Work during all Outages must be conducted on a concurrent basis with high maintenance intensity. Extensions of Outages for work conducted on equipment other than the Covered Units will not be charged unless the failure of a component of a Covered Unit caused such other equipment to fail.

      If at the choice of the Buyer, a Scheduled Outage activity is performed, it will not be charged against the availability guarantee. Examples of operator choice include compressor and turbine water washes and filter maintenance.




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APPENDIX B
GENERAL TERMS AND CONDITIONS

1. SUPPLEMENTAL TERMS

1.1 NON PAYMENT. If Buyer fails to make any undisputed payments required in the Contract, Seller may upon thirty (30) days advance written notice to Buyer (and provided Buyer has not fully cured such nonpayment prior to the end of such thirty (30) day period), suspend performance of Services and delivery of Parts. Any reasonable costs incurred by Seller in accordance with such suspension (including storage costs) shall be payable by Buyer upon submission of Seller's invoices. The right of Seller to suspend pursuant to this Article 1.1 shall not affect the right of Seller to terminate this Contract for material breach in accordance with Part 9.1, provided that if Buyer cures such payment breach prior to any termination of this Contract by Seller, Seller shall resume the performance of Services and delivery of Parts under this Contract as soon as reasonably possible.

1.2 INTEREST. Any Party which fails to pay any amounts due under this Contract shall pay interest at an annual rate of interest equal to the prime rate of The Chase Manhattan Bank, N.A. in effect on the due date plus one percent (1%), on all amounts not timely paid in accordance with this Contract.

2.   TAXES AND DUTIES

2.1 Seller shall be responsible for, and shall pay directly, any and all corporate and individual taxes that are measured by net income or profit imposed by any Governmental Instrumentality on Seller, its employees or subcontractors due to the execution of any agreement or the performance of or payment for Parts or Services hereunder (the "Seller Taxes"). If Buyer deducts or withholds Seller Taxes, Buyer shall furnish within one month to Seller accurate official receipts from the appropriate Governmental Instrumentality for each deducted or withheld Seller Taxes. Buyer shall be responsible for, and shall pay directly when due and payable, any and all Buyer Taxes (defined below), and all payments due and payable by Buyer to Seller hereunder shall be made in the full amount of the Contract Price, free and clear of all deductions and withholding, for Buyer Taxes. If Buyer deducts or withholds Buyer Taxes, Buyer shall pay additional amounts to Seller to cause the amounts actually received by Seller, net of deducted or withheld Buyer Taxes, to equal the full amount of the Contract Price, and shall provide to Seller within one month, along with such payments, accurate official receipts from the appropriate Governmental Instrumentality for deducted or withheld Buyer Taxes. If Seller is required to pay Buyer Taxes, Buyer shall, promptly upon presentation of Seller's invoice for such Buyer Taxes, pay to Seller in U.S. dollars an amount equal to the U.S.

                                  CONFIDENTIAL

dollar equivalent of such Buyer Taxes.

2.2 "Buyer Taxes" means all taxes, duties, fees, or other charges of any nature (including, but not limited to, ad valorem, consumption, excise, franchise, gross receipts, import, license, property, sales, stamp, storage, transfer, turnover, use, or value-added taxes, and any and all items of withholding, deficiency, penalty, addition to tax, interest, or assessment related thereto), other than Seller Taxes, imposed by any Governmental Instrumentality on Seller or its employees or subcontractors due to the execution of any agreement or the performance of or payment for Parts or Services under this Contract.

3.   INSPECTION AND FACTORY TESTS

Buyer's inspectors will be provided access to Seller's facilities for purposes of obtaining information on production progress, determining status and observing tests and inspections. Such access will be limited to areas concerned with repairs of Buyer's equipment and shall not include restricted areas where work of a proprietary nature is being conducted. Buyer will be advised as to the schedule for testing which the Parties have mutually agreed upon. Buyer 's inspectors will be given an opportunity to observe these tests during regular working hours. Neither completion of production work nor shipment of any of the Parts, however, will be delayed to accommodate the inspectors. The inspectors will be informed of Seller's methods of reporting production progress. Appropriate office facilities will be provided where Buyer's inspectors may conduct their work in connection with the above. Subject to the conditions set forth in this Article, Seller will make reasonable efforts to obtain for Buyer access to vendors' plants for the purposes described above. Buyer's inspection of the repairs to Buyer's equipment or his failure to inspect in no way relieves Seller of its obligation to fulfill the requirements of this Contract nor is it to be construed as acceptance by Buyer.

4.   EXCUSABLE DELAY

4.1 Neither Party shall have any liability or be considered to be in breach or default of its obligations under this Contract to the extent that performance of such obligations (other than an obligation to make any payments) is delayed or prevented, directly or indirectly, due to: (i) causes beyond its reasonable control; or (ii) acts of God, act (or failures to act) of governmental authorities or third parties not engaged by either Party, fires, severe weather conditions, earthquakes, strikes or other labor disturbances, floods, war (declared or undeclared), epidemics, civil unrest, riot, delays in transportation, or car shortages; or (iii) acts (or omissions) of the other Party or (iv) shipment to storage under Article Part 5.1 of Appendix A or (v) inability on account of causes beyond the reasonable control of Seller to obtain necessary materials, necessary components or services ("Excusable Delay"). An Excusable Delay event includes the failure of a subcontractor to complete obligations in a timely manner if such failure is itself due to an Excusable Delay event as defined in this Article 4.1. The Party claiming Excusable Delay shall give notice thereof to

                                  CONFIDENTIAL

the other Party and shall use all reasonable efforts to remedy the cause or causes constituting the Excusable Delay, keeping the other Party reasonably informed. Such notice shall be given as promptly as possible but in no event later than seven (7) Days after becoming (or when reasonably should have become) aware of such occurrence or event. The Party claiming Excusable Delay shall notify the other Party, as soon as practicable, of any revised delivery date or Service resumption date. The period of non-performance shall be of no greater scope and of no longer duration than is required by the Excusable Delay event. It is the duty of the claiming Party to prove that an event qualifies as an Excusable Delay and its eligibility for Excusable Delay including all specific action taken to work around or mitigate the impact, the specific cause for the claim of Excusable Delay and to provide written documentation of such proof to the other Party as soon as reasonably possible.

5. COMPLIANCE WITH LAWS, CODES AND STANDARDS

5.1 The Contract Price is based on federal, state and local laws and regulations in effect on the date of this Contract. The Contract Price will be increased to reflect any additional direct costs of performance incurred by Seller resulting from changes required to comply with changes in federal, state and local laws or regulations. Notwithstanding the foregoing sentences, no modification in price will be made as a result of any general change in the manufacturing or other facilities of Seller or any changes in costs related to general administration and overhead resulting from changes in federal, state and local laws and no additional charges will be made under this Contract until the total aggregate amount of such charges during the term of this Contract exceeds One Hundred Thousand ($100,000), after which Seller shall be entitled to an equitable adjustment for the increased direct costs which Seller will thereafter incur.

5.2 Buyer agrees not to export US origin goods supplied by Seller except as may be permitted by the US export laws and regulations, as may be amended. Buyer agrees that it will not export to the countries designated in Export Administration Regulations Section 779.4(f), any technical data or software (nor the direct product thereof) provided to Buyer by Seller in connection with the Contract, unless prior written authorization is obtained from the US Export Administration.

5.3 The Parts and Services sold hereunder are not intended for application in connection with any nuclear installation or activity and Buyer warrants that it shall not use the Parts and Services for such purposes, or permit others to use the Parts or Services for any such purposes. If, in breach of the foregoing, any such use occurs, Seller shall have no liability for any nuclear or other damage, injury or contamination, and Buyer shall indemnify Seller, its affiliates and suppliers of every type and tier against any such liability, whether arising as a result of breach of contract, warranty, indemnity, tort (including negligence), strict liability or otherwise.

6. CHANGES

                                  CONFIDENTIAL

6.1 Buyer and Seller have the right to propose, for mutual agreement of the Parties, changes within the general scope of the goods and services to be performed by Seller under this Agreement. Any difference in price, schedule, rights and or other obligations, including without limitation Seller's warranty or availability incentive, resulting from such changes must be mutually agreed upon in writing . Neither Party shall be obligated to proceed with any changes until such written agreement is signed by both Parties.

7. INDEMNIFICATION

7.1 If it is alleged that Parts or Services provided by Seller under this Contract infringe upon any patent, copyright, or similar proprietary right, including but not limited to misappropriation of trade secrets and the use of such Part or the performance of such Services is temporarily or permanently enjoined, then Seller shall, at its own expense, in such manner as to minimize the disturbance to Buyer's business activities, either: (i) obtain for Buyer the right to continue using such Part or Services or (ii) modify such Part or Services so as to become non-infringing (provided that such modification does not affect Buyer's intended use of the same as contemplated under this Contract); or (iii) replace such Part or Service with equally suitable, non-infringing Parts and/or Services, provided such replacement does not degrade the operation of the Covered Units or adversely affect Seller's warranty and shall indemnify Buyer from all third party claims arising out of such infringement in accordance with the provisions of Section 7.4. This Article 7 states the entire liability of Seller for infringement of patents, copyrights or similar proprietary rights, including but not limited to misappropriation of trade secrets with respect to any Parts and Services.

7.2 Article 7.1.1 shall not apply to (i) any Part which is manufactured to Buyer's design or (ii) the use of any Parts furnished under the Contract in conjunction with any third party apparatus or material not supplied by Seller or recommended by Seller for use with the Covered Units. As to any Parts or use described in the preceding sentence, Seller assumes no liability whosoever for patent infringement.

7.3 Each party (the "Indemnifying Party") shall defend, protect, indemnify, and save harmless the other Party, its partners, their stockholders, officers, directors, agents, servants, employees (the "Indemnitees") from and against any and all damage, loss, including costs, expenses, liability, claims, expenses (including reasonable attorney fees and expenses), demands, judgments, and settlements, arising in favor of any third party, arising from claims and/or causes of action of every kind and character for personal injury, death or damage to tangible property, to the extent that such claim is based upon (a) the negligence of the indemnifying party, (b) willful misconduct of the indemnifying party, or (c) the breach of any obligations of the Indemnifying Party under this Contract, except to the extent such damage or loss was caused solely by the negligence or solely by the willful misconduct of any Indemnitee and as specifically limited by statute. If such damage or loss was caused by

                                  CONFIDENTIAL

or results from the concurrent negligence of the parties, the Indemnifying Party shall not be required to indemnify the Indemnitee for that portion of the damage or loss which was caused by the negligence of such Indemnitee. For purposes of this section 7.3, "third party" shall not include Buyer or its partners, subsidiaries, affiliates, parents, successors or assigns, or any party with an equity or partnership interest in the forgoing.

7.4 Promptly upon knowledge by Indemnitee of any claim or notice of the commencement of any action, administrative or legal proceeding, or investigation as to which the indemnities provided for in this Article 7 may apply, Indemnitee shall notify the Indemnifying Party in writing of such fact; provided that the failure of Indemnitee to give any such notice promptly shall not excuse the Indemnifying Party from its indemnification obligations hereunder, except to the extent that the Indemnifying Party has been directly and materially adversely affected by such late notice. With respect to all claims which are subject to indemnification under this Article 7, the Indemnifying Party shall, at its expense (including attorneys' fees and expenses, all other costs and expenses of litigation, and costs of settlement) assume, on behalf of Indemnitee, and conduct with due diligence and in good faith, the defense thereof with counsel reasonably satisfactory to Indemnitee; provided that Indemnitee shall have the right to be represented therein by advisory counsel of its own selection and at its own expense; and provided further, that if the defendants in any such action include both the Indemnitee and the Indemnifying Party and Indemnitee shall have reasonably concluded that there may be legal defenses available to it which are different from, additional to, or inconsistent with, those available to the Indemnifying Party, Indemnitee shall have the right to select separate counsel to participate in the defense of such action on its own behalf and its own expense. Indemnitee shall, at the request of the Indemnifying Party, provide all reasonably available assistance in the defense or settlement of any such claim, action, proceeding or investigation and all reasonable cost and expenses incurred by Indemnitee in connection with the defense or settlement of any such claim, action, proceeding or investigation shall be reimbursed by the Indemnifying Party promptly upon demand therefor. Neither Indemnitee nor the Indemnifying Party shall settle or compromise any claim, action or proceeding without the prior written consent of the other party, which consent shall not be unreasonably withheld.

7.5 Notwithstanding anything to the contrary in this Article 7, if any claim, action , proceeding or investigation arises as to which the indemnities provided for in Article 7 apply, and the Indemnifying Party fails to assume the defense of such claim, action, proceeding or investigation, then Indemnitee may, at the expense of the Indemnifying Party, contest or settle such claim.

8.  DISPUTE RESOLUTION

8.1 All disputes arising in connection with the Contract shall be settled, if possible, by negotiation. Either Party may, by the giving of written notice, cause the matter to be

                                  CONFIDENTIAL

referred to a meeting of appropriate higher management of the Parties. Such meeting shall be held within ten (10) business days following the giving of the written notice.

8.2 If the matter is not resolved within twenty (20) business days after the date of the notice referring the matter to appropriate higher management, or such later date as may be unanimously agreed upon, then either Party shall be free to pursue whatever legal remedies it may have.

9. PROPRIETARY INFORMATION

9.1 At the time of furnishing confidential or proprietary information, the disclosing Party will expressly designate by label, stamp, or other written communication that the information or documentation furnished is confidential. The recipient Party agrees (i) to treat such information as confidential, (ii) to restrict the use of such information to matters relating to the disclosing Party's performance of the Contract, and (iii) to restrict access to such information to employees of the recipient Party and its agents whose access is necessary in the implementation of the Contract and will not otherwise disclose such information to any third party. Confidential information will not be reproduced without the disclosing Party's prior written consent, and all copies of written information will be returned to the disclosing Party upon request except to the extent that such information is to be retained by the recipient Party pursuant to the Contract.

9.2 The foregoing restrictions do not apply to information which: (i) is contained in a printed publication which was released to the public by the disclosing Party prior to the date of the Contract; (ii) is, or becomes, publicly known otherwise than through a wrongful act of the recipient Party, its employees, or agents; (iii) is in possession of the recipient Party, its employees, or agents (without restrictions) prior to receipt from the disclosing Party, provided that the person or persons providing the same have not had access to the information from the disclosing Party; (iv) is furnished to others by the disclosing Party without restrictions similar to those herein on the right of the receiving Party to use or disclose; or (v) is approved in writing by the disclosing Party for disclosure by the recipient Party, its agents or employees to a third party.

10.   HEALTH AND SAFETY MATTERS

10.1 Each Party will take all necessary precautions, at all times, for the safety of personnel at Site. This includes, but is not limited to, instruction regarding safety practices, proper and safe handling of hazardous substances and protection of personnel from exposure thereto, energization / de-energization of all power systems (electrical, mechanical and hydraulic) and using a safe and effective lock-out tag procedure. Buyer shall provide for reasonable fire protection and security (fencing, lighting and monitors) at the Site, provided that Seller's personnel will take reasonable precautions to ensure that their tools and equipment are secured against petty theft.

                                  CONFIDENTIAL

10.2 Seller may, from time to time, conduct safety audits to insure safe conditions exist for Seller's personnel and make recommendations to Buyer concerning same. Neither the conduct or non-conduct of safety audits nor the making of any recommendation by Seller shall relieve Buyer of the responsibility to provide a safe place to work.

10.3 Upon Buyer's request, Seller shall certify to Buyer that all personnel used for the performance of any Services at the Site are subject to Seller's Random Drug Testing Program and Seller is not aware of any drug usage by such personnel. All Random Drug Testing shall be conducted by Seller at times that are subject to Seller's discretion.

10.4 If the safe execution of Services at the Site by Seller is imperiled by existing or imminent local conditions, Seller may remove some or all of its personnel from the Site, and/or supervise performance of all or any part of the Services to be performed by Seller and/or evacuate Seller's personnel, and Buyer shall, to the extent reasonably possible, assist in such evacuation, provided that Seller shall use reasonable efforts to leave the Site in an orderly and safe condition. Subject to compliance with Section 4.1 of Appendix B, any such unsafe local condition shall be considered an Excusable Delay.

11.  DIFFERING SITE CONDITIONS; HAZARDOUS MATERIALS

11.1 Following the occurrence of Substantial Completion under the Turbine Purchase Agreement, Sell shall promptly inspect the Facility to determine of there are any abnormal conditions at the Facility which would increase the Seller's cost of performance under this Contract. Seller shall provide notice to Buyer within thirty days of Substantial Completion under the Turbine Purchase Agreement and Buyer shall promptly investigate the abnormal conditions. If it is determined that such conditions are not normally found in similar facilities and cause an increase in Seller's cost of, or the time required for, performance of any part of the work under the Contract, an equitable adjustment in price and time of performance shall be made and the Contract modified in writing accordingly. If subsequently, Seller encounters unknown or latent physical conditions which are materially different from those known to exist at the time of the above inspection and cause an increase in Seller's cost of, or the time required for, performance of any part of the work under the Contract, an equitable adjustment in price and time of performance shall be made and the Contract modified in writing accordingly.

11.2 If, at the Site, Seller encounters toxic substances, hazardous substances or hazardous wastes (as such terms may be defined in any statute or ordinance or regulations promulgated by any federal, state or local governmental authority of the United States) (collectively, the "Hazardous Materials"), other than Hazardous Materials introduced to the Site by Seller or normally encountered by Seller in the performance of Services, which require special handling and/or disposal, Buyer shall immediately take whatever precautions are required to legally eliminate such hazardous conditions so that the work

                                  CONFIDENTIAL

under the Contract may safely proceed. If any such Hazardous Materials cause an increase in Seller's cost of or the time required for performance of any part of the work, an equitable adjustment shall be made in the price and schedule. Buyer agrees to properly dispose of all Hazardous Materials produced or generated in the course of Seller's work at the Site. Buyer shall indemnify Seller for any and all claims, damages, losses, causes of action, demands, judgments and expenses arising out of or relating to the presence of any Hazardous Materials which are (i) present on the Site prior to the commencement of Seller's work or
(ii) improperly handled or disposed of by Buyer or (iii) brought on to the Site or produced thereon by parties other than Seller. Seller shall indemnify Buyer for any and all claims, damages, losses, causes of action, demands, judgments and expenses arising out of or relating to the presence of any Hazardous Materials which are (i) introduced to the Site by Seller (other than those Hazardous Materials reasonably necessary for Seller's performance of Services which Buyer reasonably approves in advance of introduction to the Site and which are properly used by Seller in accordance with Good Turbine Practice) or (ii) improperly handled by Seller. If Buyer has been informed by Seller of any Hazardous Materials to be introduced to the Site by Seller and Buyer approves such introduction in advance, Seller's liability to Buyer for any indemnification arising under this Article 11.2 with respect to such hazardous Materials shall be limited in accordance with Part 7.2 of Appendix A to the aggregate amount due to Seller under this Contract in such calendar year, provided that if any Hazardous Materials are introduced to the Site by Seller prior to the notification of Buyer and without Buyer's approval then any indemnification required with respect to such Hazardous Material shall not be limited by the provisions of Part 7.2. of Appendix A.

12. ASSIGNMENT.

Buyer may assign any or all of its rights or obligations under this Contract to an Affiliate of Buyer or an entity in which an Affiliate of Buyer has an ownership interest, provided such assignee has adequate resources (as determined by Seller in the exercise of its reasonable judgment) to fulfill those obligations of Buyer which are assigned, and further provided such assignee agrees to be bound by all of the protections and limitations afforded Seller under this Contract and any defaults of Buyer existing at such time are cured. Upon completion of such assignment and the delivery of an assumption agreement (in a form reasonably satisfactory to Seller) executed by such assignee to Seller, Buyer shall be released from any and all obligations and liabilities therefor under this Contract which are assumed by the assignee. Notwithstanding any provision of this Contract to the contrary, Buyer and Buyer's assignee, if applicable, shall have the absolute right, without the consent of Seller, to assign this Contract to the Project lenders for collateral security purposes. Seller will have the right to assign any part of its obligations under this Contract to any of its subsidiaries or affiliates, in which case Seller will guarantee the performance of such assignee. For purposes of this Article 12, an "Affiliate of Buyer" means an any person or entity that directly or indirectly controls, is controlled by, or is under common control with Buyer. For the purposes of this definition "control" shall

                                  CONFIDENTIAL

mean the power and authority to direct the management and operations of the controlled person or entity either through ownership of or control of 50% or more of the voting interests thereof or otherwise through control of the managing group.


13.   GENERAL CLAUSES

13.1 Except as provided in Part 7.2 of Appendix A, entitled "Limitation of Liability" and Article 7, the provisions of this Contract are for the benefit of the Parties hereto and not for any other third party.

13.2 This Contract represents the entire agreement between the Parties and no modification, amendment, rescission, waiver or other change shall be binding on either Party unless assented to in writing by the Party's authorized representatives. Any oral or written representation, warranty, course of dealing or trade usage not contained or reference herein shall not be binding on either Party. Each Party agrees that it has not relied on, or been induced by, any representations of the other Party not contained in the Contract.

13.3 The invalidity in whole or in part of any part of the Contract shall not affect the validity of the remainder of the Contract.

13.4 The section headings are inserted for convenience of reference only and shall in no way effect, modify, define, or be used in construing the text of this Contract. Where the context requires, all singular words in this Contract shall be construed to include their plural and all words of neuter gender shall be construed to include the masculine and feminine forms of such words. The terms "include," "including" and similar terms shall be construed as if followed by the phrase "without limitation."

13.5 The following provisions, in addition to any provisions which explicitly so state, shall survive termination of the Contract: Special Conditions of Contract, Part 7 (Warranty and Limitation of Liability) Part 9.2 (Termination) and General Conditions of Contract Article 2 (Taxes), Articles 5.4, 5.5 and 5.7 (Compliance With Laws), Article 7 (Indemnification), Article 8 (Dispute Resolution), Article 9 (Proprietary Information), Article 11.2 (Hazardous Materials), Article 13 (General Clauses).

                                   APPENDIX C

              PLANNED MAINTENANCE WORK SCOPE FOR THE COVERED UNITS


      [ * ] The following 15 pages have been omitted and filed separately with the Securities and Exchange Commission as part of a Confidential Treatment Request.

                                   APPENDIX D

               PROCESS SPECIFICATION: FUEL GASES FOR COMBUSTION IN
                               HEAVY GAS TURBINES
                                  (GEl 41040F)

                                                                      GEL 41040F
                                                          REVISED, NOVEMBER 1998



                                GE POWER SYSTEMS
                                   GAS TURBINE






                              PROCESS SPECIFICATION
              FUEL GASES FOR COMBUSTION IN HEAVY-DUTY GAS TURBINES






THESE INSTRUCTIONS DO NOT PURPORT TO COVER ALL DETAILS OR VARIATIONS IN EQUIPMENT NOR TO PROVIDE FOR EVERY POSSIBLE CONTINGENCY TO BE MET IN CONNECTION WITH INSTALLATION, OPERATION OR MAINTENANCE. SHOULD FURTHER INFORMATION BE DESIRED OR SHOULD PARTICULAR PROBLEMS ARISE WHICH ARE NOT COVERED SUFFICIENTLY FOR THE PURCHASER'S PURPOSES THE MATTER SHOULD BE REFERRED TO THE GE COMPANY.

                               TABLE OF CONTENTS


GENERAL                                                                           3

II.     FUEL GAS CLASSIFICATION                                                   6
        A.   Natural and Liquefied Petroleum Gas (LW)                             6
        B.   Gasification Fuels                                                   7
        C.   Process Gases                                                        7

III.    FUEL PROPERTIES                                                           8
        A.   Heating Values                                                       8
        B.   Modified Wobbe Index Range                                           8
        C.   Superheat Requirement                                                9
        D.   flammability Ratio                                                   9
        E.   Gas Constituent Limits                                              10
        F.   Gas Fuel Supply Pressure                                            10

IV.     CONTAMINANTS                                                             10
        A.   Particulate                                                         10
        B.   Trace Metals                                                        11
        C.   Liquids                                                             11
        D.   Sulfur                                                              11


                                 LIST OF TABLES

             Table 1. Fuel Gas Classification                                     3
             Table 2. Gas Fuel Specification                                      4
             Table 3. Test Methods for Gaseous Fuels                              6


     I. GENERAL

        G.E. heavy-duty gas turbines have the ability to burn are burning a wide range of gaseous fuels as shown in Table 1. These gases present a broad Spectrum of properties due to both active and inert components. This specification is designed to define guidelines that must be followed concerns which need to be considered in order to burn these fuels in an efficient, trouble-free manner, while protecting the gas turbine and supporting hardware. in GE heavy duty gas turbines.

        Table 2 specifies gives the allowable limits for both the fuel properties and contaminants. Table 3 identifies gives the acceptable test methods to be used in for in determining gas fuel properties for successful gas turbine operation.

                                     TABLE 1
                             FUEL GAS CLASSIFICATION


--------------------------------- ------------------------ -----------------------------
                  FUEL                      LHV                  MAJOR COMPONENTS
                                          Btu/SCF
--------------------------------- ------------------------ -----------------------------
Natural Gas                       800-1200                 Methane

Liquefied Petroleum Gas (LPG)     2300--3200               Propane, Butane

Gasification Gases
               -AIR BLOWN         100-150                  Carbon monoxide, Hydrogen,

                                                           Nitrogen, Water Vapor

              -OXYGEN BLOWN       200--400                 Carbon monoxide, Hydrogen,

                                                           Water Vapor

Process Gases                     300-1000                 Methane, Hydrogen, Carbon

                                                           monoxide, Carbon dioxide
--------------------------------- ------------------------ -----------------------------


                                     TABLE 2
                             GAS FUEL SPECIFICATION


-------------------------------------- --------------------------- -------------------------- ------------------------------------
           FUEL PROPERTIES                        MAX                         MIN
-------------------------------------- --------------------------- -------------------------- ------------------------------------
Lower Heating Value, Btu/lb            None                        100--300                   See Note 3
Modified Wobbe Index Range             +5%                         --5%                       See Notes 4,5
Superheat, (Degree)F                                               50                         See Note 6
Flammability Ratio                     See Note 7                  .2.2:1                     Roch to lean fuel to air
                                                                                              ratio, volume basis
                                                                                              See Note 8


Gas Constituent Limits, % by volume:
Methane
--Ethane                               100                         85                         % of rectant species
Propane                                15                          0                          % of rectant species
Butane + Paraffine (C4+)               15                          0                          % of rectant species
Hydrogen                               5                           0                          % of rectant species
Carbon Monoxide                        0                           0                          % of rectant species
Oxygen                                 15                          0                          % of rectant species
Carbon Dioxode                         10                          0                          % of rectant species
Nitrogen                               15                          0                          % total (rectants + insert)
Sulfur                                 30                          0                          % total (rectants + insert)
Total Inerts (N2 + C02+AR)             30                          0                          See Note 9
Aromatics (Benzene, Toluebe etc.)      Report                      0                          See Note 10
Gas Fuel Supply Pressure                                                                      See Note 11
-------------------------------------- ------------------------------------------------------ ------------------------------------
CONTAMINANTS                                                FUEL LIMITS                       NOTES
(See Notes 12,13)                                       ppmw (See Note 14)
-------------------------------------- ----------- ------------- ------------- -------------- ------------------------------------
Particulate                            M53000      B/E Class     F Cl ass      H Class        See Note 15
                                       M55000

-------------------------------------- ----------- ------------- ------------- -------------- ------------------------------------
Total                                      35           32           23            23
Above 10 Microns                          0.4          0.3          0.2            0.2

-------------------------------------- ------------------------------------------------------ ------------------------------------
Trace Metals Sodium plus potassium                              0.8                           See Note 16
-------------------------------------- ------------------------------------------------------ ------------------------------------
Liquids                                                          0                            No Liquids allowed, see superheat
                                                                                              requirements and Note 17
-------------------------------------- ------------------------------------------------------ ------------------------------------


Notes:

            1. All fuel properties must meet the requirements from ignition to base load unless otherwise stated.

            2. Values and limits apply at the inlet of the gas fuel control module.

            3. Heating value ranges shown are provided as guidelines. Specific fuel analysis must be furnished to GE for proper analysis. (Reference Section 111--A)

            4.   See section 111--B. for definition of Modified Wobbe Index
                 Range.

            5. Variations of Modified Wobbe Index greater THAN + 5% or --5% may be acceptable for some applications, (i.e. On units that incorporate gas fuel heating). GE must analyze and approve all conditions where the 5% variation is to be exceeded.

            6. Minimum fuel gas temperature shall be set at SOF above the higher of the Hydrocarbon (including ~ Glycol) or Water Dewpoints. (Reference Section 111--C)

            7. There is no defined maximum flammability ratio limit. Fuel with flammability ratio significantly larger than those of natural gas may require a start-up fuel.

            8. The range of constituents are for typical natural gas. Fuels meeting these limits are approved for operation with the entire GE heavy-duty gas turbine product line, including those utilizing Dry Low NO(x) combustion systems. Candidate fuels which do not meet these limits should be referred to GE for further review. All fuels will be reviewed by GE on a case by case basis. (Reference Section 111-E)

            9. The quantity of sulfur in gas fuels not limited by this specification. Experience has shown that oxidation/corrosion rates are not significantly affected by fuel sulfur levels up to 1% sulfur. Hot corrosion of hot gas path parts is controlled by the specified trace metal limits. Sulfur levels shall be considered when addressing HRSG Corrosion, Selective Catalytic Reduction (SCR) Deposition, Exhaust Emissions, System Material Requirements, Elemental Sulfur Deposition and Iron Sulfide. (Reference Section IV--D)

            10. When fuel heating for thermal efficiency improvements is utilized (e.g. Tfuel> 300F) there is a possibility of gum formation if excess aromatics are present. Contact GE for further information.

            11. Minimum and maximum gas fuel supply pressure requirements are furnished by GE as part of the unit proposal.

            12. The contamination limits identified represents the total allowable limit at the inlet to the turbine section. These limits will be reduced if comparable contaminants are present in the compressor inlet air and combustion steam/water injection.

            13. The contamination limits and the identified method of calculating contamination limits apply to "typical" natural gases. Consult GE for contamination limits for gasification fuels.

            14. Given contaminant limits are for pure methane gas. Actual maximum limits are determined by multiplying given limits by (Actual Fuel LHV/Methane LHV) where methane LHV is in 21,515 BTU/ LB.

            15. The fuel gas delivery system shall be designed to prevent the generation or the admittance of solid particulate to the gas turbine gas fuel system. This shall include but not be limited to particulate filtration and non corrosive (i.e. stainless steel) piping from the particulate filtration to the inlet of the gas turbine equipment Fuel gas piping systems shall be properly cleaned/flushed and maintained prior to gas turbine operation. (Reference Section IV--A)

            16. Sodium and potassium, from salt water, are the only corrosive trace metal contaminants normally found in natural gases. Other trace metal contaminants may be found in Gasification and Process Gases. These will be reviewed by GE on a case by case basis.

            17. The fuel gas supply shall be 100% free of liquids. Admission of liquids can result in combustion and/or hot gas path component damage. (Reference Section IV--C)

                                     TABLE 3
                         TEST METHODS FOR GASEOUS FUELS


--------------------------------------------- ------------------------
                  PROPERTY                          ASTM METH0D
--------------------------------------------- ------------------------
Gas Composition to C6+ (gas chromatography)           D 1945
Heating Value                                         D 3588
Specific Gravity                                      D 3588
Compressibility Factor                                D 3588
Dew Point (Note I)                                    D 1142
Sulfur (Note 2)                                       D 3246
--------------------------------------------- ------------------------


                                           Notes:

             1. Hydrocarbon and water dewpoints shall be determined by direct dew point measurement (Chilled Mirror Device). If dew point cannot be measured, an extended gas analysis which identifies hydrocarbon components from Cl through C 14 shall be performed. This analysis must provide an accuracy of greater than 10 ppmv. A standard gas analysis to C6+ is normally not acceptable for dew point calculation unless it is known that heavier hydrocarbons are not present, as is most often the case with liquefied natural gases.

             2. This test method will NOT detect the presence of condensable sulfur vapor. Specialized filtration equipment is required to measure sulfur at concentrations present in vapor form. Contact GE for more information.

    II. FUEL GAS CLASSIFICATION

        A.  NATURAL AND LIQUEFIED PETROLEUM GAS (LPG)

            Natural gases are predominantly methane with much smaller quantities of the slightly heavier hydrocarbons such as ethane, propane and butane. Liquefied petroleum gas is propane and/or butane with traces of heavier hydrocarbons.

             1.  Natural Gas

                 Natural gases normally fall within the calorific heating value range of 800 to 1200 Btu per standard cubic foot. Actual calorific heating values are dependent on the percentages of hydrocarbons and inert gases contained in the gas. Natural gases are found in and extracted from underground reservoirs. These "raw gases" may contain varying degrees of nitrogen, carbon dioxide, hydrogen sulfide, and contain contaminants such as salt water, sand and dirt. Processing by the gas supplier normally reduces and/or removes these constituents and contaminants prior to distribution. A gas analysis must be performed to ensure that the fuel supply to the gas turbine meets the requirements of this specification.

             2.  Liquefied Petroleum Gases

                 The heating values of Liquefied Petroleum Gases (LPGs) normally fall between 2300 and 3200 Btu/ SCF (LHV). Based on their high commercial value, these fuels are normally utilized as a back-up fuel to the primary gas fuel for gas turbines. Since LPGs are normally stored in a liquid state, it is critical that the vaporization process and gas supply system maintains the fuel at a temperature above the minimum required superheat value. Fuel heating and Heat tracing is required to ensure this.

                      B.   GASIFICATION FUELS

                           Other gases that may be utilized as gas turbine fuel are those formed by the gasification of coal, petroleum coke or heavy liquids. In general, the heating values of gasification fuel are substantially lower than other fuel gases. These lower heating value fuels result in the effective areas of the fuel nozzles being larger than those utilized for fuels of higher heating values.

                           Gasification fuels are produced by either an Oxygen Blown or Air Blown gasification process.

                           1.  Oxygen Blown Gasification

                               The heating values of gases produced by oxygen blown gasification fall in the range of 200 to 400 Btu/SCF. The Hydrogen (H2) content of these fuels are normally above 30% by volume and have HI/CO mole ratio between 0.5 to 0.8. Oxygen blown gasification fuels are often mixed with steam for thermal NO(x) control, cycle efficiency improvement and/or power augmentation. When utilized, the steam is injected into the combustor by an independent passage. Due to high hydrogen content of these fuels, oxygen blown gasification fuels are normally not suitable for Dry Low NO(x) (DLN) applications. (See Table 2) The high flame speeds resulting from high hydrogen fuels can result in flashback or primary zone re-ignition on DLN pre-mixed combustion systems. Utilization of these fuels shall be reviewed by GE.

                           2.  Air Blown Gasification

                               Gases produced by air blown gasification normally have heating values between 100 and 150 BTU/ SCFH. The Hydrogen (H2) content of these fuels can range from 8% to 20% by volume and have a H(2)/CO mole ratio 0.3 to 3:1. The use and treatment of these fuels similar to that identified for oxygen blown gasification.

                               For Gasification fuels a significant part of the total turbine flow comes from the fuel. In addition, for oxygen blown fuels there is a diluent addition for NO(x) control. Careful integration of the gas turbine with the gasification plant is required to assure an operable system. Due to the low volumetric heating value of both oxygen an air blown gases, special fuel system and fuel nozzles are required.

                      C.   PROCESS GASES

                           Many chemical processes generate surplus gases that may be utilized as fuel for gas turbines. (i.e. tail or refinery gases). These gases often consisting of methane, hydrogen, carbon monoxide, and carbon dioxide that are normally byproducts of petrochemical processes. Due to the hydrogen and carbon monoxide content, these fuels have large rich to lean flammability limits. These types of fuels often require inerting and purging of the gas turbine gas fuel system upon unit shutdown or a transfer to more a more conventional fuel. When process gas fuels have extreme flammability limits such that the fuel will auto ignite at turbine exhaust conditions, a more "conventional" start-up fuel is required.

                           Additional process gases that utilized as gas turbine fuels are those which are byproducts of steel production. These are:

                           1.  Blast Furnace Gases (BFGs)

                               Blast Furnace Gases (BFGs), alone, have heating values below minimal allowable limits. These Gases must be blended with other fuel to raise the heating value to above the required limit. Coke

                 Oven and/or Natural Gases or hydrocarbons such as propane or butane can be utilized to accomplish this.

             2.  Coke Oven Gases

                 Coke oven gases are high in H(2) and CH(4) and may be used as fuel for non-Dry Low NO(x) (DLN) combustion systems. These fuels often contain trace amounts of heavy hydrocarbons, which when burned could lead to carbon buildup on the fuel nozzles. The heavy hydrocarbons must be "scrubbed" or removed from the fuel prior to delivery to the gas turbine.

            3.   COREX Gases

                 COREX gases are similar to oxygen blown gasified fuels, and may be treated as such. They are usually lower in H(2) content and have lower heating values than oxygen blown gasified fuels.

                 Further combustion related guidelines may be found in Bureau of Mines Circulars 503 and 622.

 III.   FUEL PROPERTIES

        A.  Heating Values

            A fuel's heat of combustion, or heating value, is the amount of energy, expressed in Btu (British Thermal Unit), generated by the complete combustion, or oxidation, of a unit weight of fuel. The amount of heat generated by complete combustion is a constant for a given combination of combustible elements and compounds.

            For most gaseous fuels, the heating value is determined by using a constant pressure, continuous type calorimeter. This is the industry standard. In these units, combustible substances are burned with oxygen under essentially constant pressure conditions. In all fuels that contain hydrogen, water vapor is a product of combustion, which impacts the heating value. In a bomb calorimeter, the products of combustion are cooled to the initial temperature and all of the water vapor formed during combustion is condensed. The result is the HHV, or higher heating value, which includes the heat of vaporization of water. The LHV, or lower heating value, assumes all products of combustion including water remain in the gaseous state, and the water heat of vaporization is not available.

        B.  Modified Wobbe Index Range

            While gas turbines can operate with gases having a very wide range of heating values, the amount of variation that a single specific fuel system can accommodate is much less. Variation in heating value as it affects gas turbine operation is expressed in a term identified as modified Wobbe Index (Natural Gas, E. N. Tiratsoo, Scientific Press Ltd., Beaconsfield, England, 1972). This term is a measurement of volumetric energy and is calculated using the Lower Heating Value (LHV) of the fuel, specific gravity of the fuel with respect to air at ISO conditions, and the fuel temperature. The mathematical definition is as follows:

        Modified Wobbe Index  = LHV
                                SGgas X T

        This is equivalent to:

        Modified Wobbe Index  = LHV
                                Mwgas X T
                                28.96

        Where:     LHV      = Lower Heating Value of the Gas Fuel (Btu/scf)
                   SGgas    = Specific Gravity of the Gas Fuel relative to Air
                   MWgas    = Molecular Weight of the Gas Fuel
                   T        = Absolute Temperature of the Gas Fuel (Rankine)
                   28.96    = Molecular Weight of Dry Air

            The allowable modified Wobbe Index range is established to ensure that required fuel nozzle pressure ratios are maintained during all combustion/turbine modes of operation. When multiple gas fuels are supplied and/or if variable fuel temperatures result in a Modified Wobbe Index that exceed the 5% limitation, independent fuel gas trains, which could include control valves, manifolds and fuel nozzles, may be required for standard combustion systems. For DLN systems, an alternate control method may be required to assure that the required fuel nozzle pressure ratios are met. An accurate analysis of all gas fuels, along with fuel gas temperature profiles shall be submitted to GE for proper evaluation.

        C.  Superheat Requirement

            The superheat requirement is establish to ensure that the fuel gas supply to the gas turbine is 100% free of liquids. Dependent its constituents, gas entrained liquids could cause degradation of gas fuel nozzles, and for DLN applications, premixed flame flashbacks or reignitions. 5OF of superheat is specified to provide enough margin to compensate for temperature reduction due to pressure drop across the gas fuel control valves.

        D.  Flammability Ratio

            Fuel gases containing hydrogen and/or carbon monoxide will have a ratio of rich-to-lean flammability limits that is significantly larger than that of natural gas. Typically, gases with greater than 5% hydrogen by volume fall into this range and require a separate startup fuel. GE will evaluate the gas analysis to determine the requirement for a start-up fuel.

            Fuel gases with large percentages of an inert gas such as nitrogen or carbon dioxide will have a ratio of rich-to-lean flammability limits less than that of pure natural gas. flammability ratios of less than 2.2 to 1 as based on volume at ISO conditions (14.696 psia and 59F), may experience problems maintaining stable combustion over the full operating range of the turbine.

        E. Gas Constituent limits are set forth to assure stable combustion through all gas turbine loads and modes of operation. Limitations are more stringent for Dry Low NO(x) combustion systems where "premixed" combustion is utilized. A detailed gas analysis shall be furnished to GE for proper evaluation.

        F.  Gas Fuel Supply Pressure

            Gas fuel supply pressure requirements are dependent on the gas turbine model and combustion design, the fuel gas analysis and unit specific site conditions. Minimum and maximum supply pressure requirements will be furnished by GE as part of the unit proposal.

   IV.  CONTAMINANTS

        Dependent on the type of fuel gas, the geographical location and the forwarding means there is the potential for the "raw" gas supply to contain one or more of the following contaminants:

             1.  Tar, lamp black, coke

             2.  Water, salt water

             3.  Sand, clay

             4.  Rust

             5.  Iron sulfide

             6.  Scrubber oil or liquid

             7.  Compressor Lube oil

             8.  Naphthalene

             9.  Gas Hydrates

        It is critical that the fuel gas is properly conditioned prior to being utilized as gas turbine fuel. This conditioning can performed by a variety of methods. These include but are not limited to: media filtration, inertial separation, coalescing and fuel heating. Table 2 identifies the trace metal, particulate and liquid contamination limits. These limits are given in parts per million by weight (ppmw) corrected to the actual heating value of the fuel. It is critical that fuel gas conditioning equipment be designed and sized so that these limits are not exceeded.

        A.   PARTICULATE

             Contamination limits for particulate are established to prevent fouling and excessive erosion of hot gas path parts, erosion and plugging of combustion fuel nozzles and erosion of the gas fuel system control valves. The utilization of gas filtration or inertial separation is instrumental in ensuring that the particulate requirements as defined in Table 2 are met. GE recommends the use of stainless steel piping downstream of this last level of filtration.

        B.  TRACE METALS

            Sodium is the only trace metal contaminant normally found in natural gas. The source of sodium in natural gas is normally salt water. Limits on trace metals are established to prevent the formation of corrosive deposits on hot gas path components. These deposits can be detrimental to gas turbine performance.

            In addition to sodium, additionally harmful trace metal contaminants can be found in gasification and process gases. Limits on these contaminants will be determined by GE on a case by case basis.

       C.   LIQUIDS

            As identified in Table 2, zero liquids are allowed in the gas turbine fuel gas supply. Liquids contained in the fuel can result in nuisance and/or hardware damaging conditions. These include rapid excursions in firing temperature and gas turbine load, primary zone reignition and flashback of premixed flames, and when liquids carryover past the combustion system, melting of hot gas path components. When liquids are identified in the gas supply, separation and heating is employed to achieve the required superheat level.

        D.  SULFUR

            There are several concerns relative to the levels of sulfur contained in the fuel gas supply. Many of these are not directly related to the gas turbine but to associated equipment and emissions requirements. These concerns include but not limited to:

             1.  Hot Gas Path Corrosion

                 Typically, use of sulfur bearing fuels will not be limited by concerns for corrosion in the turbine hot gas path. Experience has shown that oxidation/corrosion rates are not significantly affected by fuel sulfur levels up to about 1% sulfur. Hot corrosion of hot gas path parts is controlled by specifying the fuel alkali levels to values shown in table 2. This controls the extent of alkali sulfate formation, which is the salt responsible for hot corrosion. Unless sulfur levels are extremely low, alkali levels are usually limiting in determining hot corrosion of hot gas path materials. For low Btu gases, the fuel contribution of alkali metals at the turbine inlet is increased over that for natural gas, and the alkali limit in the fuel is therefore decreased.

             2.  HRSG Corrosion

                 If heat recovery equipment is used, the concentration of sulfur in the fuel gas must be known so that the appropriate design for the equipment can be specified. Severe corrosion from condensed sulfuric acid results if a heat recovery steam generator (HRSG) has metal temperatures below the sulfuric acid dewpoint.

             3.  Selective Catalytic Reduction (SCR) Deposition

                 Units utilizing ammonia injection downstream of the gas turbine for NO(x) control can experience the formation of deposits containing ammonium sulfate and bisulfate on low temperature evaporator and economizer tubes. Such deposits are quite acidic and therefore corrosive. These deposits, and the corrosion that they cause, may also decrease HRSG performance and increase back pressure on the gas turbine. Deposition rates of ammonium sulfate and bisulfate are determined by the sulfur content of the fuel, ammonia' content in the exhaust gas, tube temperature and boiler design. Fuels having sulfur levels above those used as odorents for natural gas should be reported to GE. In addition, the presence of minute quantities of chlorides in the inlet air, may result in-cracking of AISI 300 series stainless steels in the hot gas path.

             4.  Exhaust Emissions

                 Sulfur burns mostly to sulfur dioxide, but 5%--10% oxidizes to sulfur trioxide. The latter can result in sulfate formation, and may be counted as particulate matter in some jurisdictions. The remainder will be discharged as sulfur dioxide. To limit the discharge of acid gas, some localities may restrict the allowable concentration of sulfur in the fuel.

             5.  System Material Requirements

                 When considering fuel gases containing HS (sour gas fuels) material selection for system piping and components shall comply with NACE Standard, MR0175-93.

             6.  Elemental Sulfur Deposition

                 Solid elemental sulfur deposits can occur in gas fuel systems downstream of pressure reducing stations or gas control valves under certain conditions. These conditions may be present if the gas fuel contains elemental sulfur vapor, even when the concentration of the vapor is a few parts per billion by weight. Concentrations of this magnitude cannot be measured by commercially available instrumentation and deposition cannot therefore be anticipated based on a standard gas analysis. Should deposition take place, fuel heating will be required to maintain the sulfur in vapor phase and avoid deposition. A gas temperature of 130 F or higher may be required at the inlet to the gas control valves to avoid deposition, depending on the sulfur vapor concentration. The sulfur vapor concentration can be measured by specialized filtering equipment. If required, GE can provide further information on this subject.

             7.  Iron Sulfide

                 The presence of sulfur in the gas may promote the formation of iron sulfides. Under certain conditions, iron sulfide is a pyrophoric material that can autoignite at atmospheric pressure and temperature when exposed to air. Extreme care must be taken when servicing gas fuel cleanup equipment to avoid accidental exposure to oxygen and subsequent combustion of filter material.

        APPENDIX 1

        The effective particle size for erosion considerations is determined by a particle's terminal settling velocity. The size and density distribution of the solid particles must be such that not more than 1.0 percent by weight of the particles shall have a terminal settling velocity in air (70(Degrees)F (21(Degrees)C) and 30 inches Hg, absolute) greater than 14 inches per minute, and not more than 0.1 percent shall have a terminal settling velocity in excess of 23 inches per minute.

        For a solid spherical particle, Stoke's Law of settling permits calculating the terminal settling velocity if the particle size and shape and particle specific gravity are known. The following tabulation gives the spherical particle diameters equivalent to the limiting terminal settling velocities for particles of specific gravity 2.0 and 4.0.


------------------------------- ------------------------------ -------------------------------
      SETTLING VELOCITY         SPECIFIC GRAVITY               EQUIVALENT SPHERICAL PARTICAL
                                (BASED ON WATER)               (inches/mm)
                                                               DIAMETER (microns)
------------------------------- ------------------------------ -------------------------------
14                              2                              10
23                              2                              13
14                              4                              7
23                              4                              9
------------------------------- ------------------------------ -------------------------------



        APPENDIX 2- DEFINITIONS

             DEW POINT

             This is the temperature at which the first liquid droplet will form as the gas temperature is reduced. Common liquids found in gas fuel are hydrocarbons, water and glycol. Each has a separate and measurable dew point. The dew point varies considerably with pressure and both temperature and pressure must be stated to properly define the gas property. Typically, the hydrocarbon dew point will peak in the 300 to 600 psia range.

             DRY SATURATED CONDITIONS

             The gas temperature is at, but not below or above, the dew point temperature. No fee liquids are present

             GAS HYDRATES

             Gas hydrates are semi-solid materials that can cause deposits that plug instrumentation lines, control valves and filters. They are formed when free water combines with one or more of the C1 through C4 hydrocarbons. Typically the formation will take place downstream of a pressure reducing station where the temperature drop is sufficient to cause moisture condensation in a region of high turbulence. Because hydrates can cause major problems in the gas distribution network, the moisture content is usually controlled upstream at a dehydration process station

             GAS HYDRATE FORMATION LINE

             This is similar to the dew point line except the temperature variation with pressure is much less. The hydrate line is always below or at the moisture dew point line as free water must exist in order for hydrates to form. Maintaining 500 F of superheat above the moisture dew point will eliminate hydrate formation problems.

             GLYCOL

             Glycol is not a natural constituent of natural gas but is introduced during the dehydration process. Various forms of glycol are used, di-ethylene and tri-ethylene glycol being two most common. In some cases glycol is injected into the pipeline as a preservative. In most cases, glycol may only be a problem during commissioning of a new pipeline or if an upset has taken place at an upstream dehydration station.

             SUPERHEAT

             This is defined as the difference between the gas temperature minus the liquid dew point The difference is always positive or zero. A negative value implies that the value is being measured at two differing states of pressure and temperature and is not valid. A measured gas temperature below the theoretical dew point means that the gas is in a wet saturated state with free liquids present.

             SATURATION LINE

             This is the same as the dew point line.

             WET SATURATED CONDITIONS

             A point where a mixture consists of both vapor and liquids.

           APPENDIX 3- APPLICABLE DOCUMENTS

             MROI7S-93, NACE Standard, Sulfide Stress Cracking Resistant Metallic Material for Oilfield Equipment

             Bureau of Mines Bulletin 622, flammability Characteristics of Combustible Gases and Vapors, 1965

             Bureau of Mines Bulletin 503, flammability Characteristics of Combustible Gases and Vapors, 1950

             GEI-4 1047 Gas Turbine Liquid Fuel Specification

             GER-3419 Gas Turbine Inlet Air Treatment

             Natural Gas, E. N. Tiratsoo, Scientific Press Ltd., Beaconsfield, England, 1972

             Obtaining Natural Gas Samples for Analysis by Gas Chromatography, GPA Standard 2166--86, Gas Producers association, 6526 East 60th Street, Tulsa, Oklahoma 74145

             Tentative Method of Extended Analysis for Natural Gas and Similar Gaseous Mixtures by Temperature Programmed Gas Chromatography, GPA Standard 2286-95, Gas Producers association, 6526 East 60th Street, Tulsa, Oklahoma 74145

             Table of Physical Constants of Paraffin Hydrocarbons and Other Components of Natural Gas, GPA Standard 2145--96, Gas Producers association, 6526 East 60th Street, Tulsa, Oklahoma 74145





                                            GE POWER SYSTEMS

                                            GENERAL ELECTRIC COMPANY
                                            ONE RIVER ROAD. SCHENECTADY NV 12345
                                            518. 385.2211 TX: 145354

                                   APPENDIX E

GAS TURBINE LIQUID FUEL SPECIFICATION
(GEI 41047H)

                                                              GEL 41047H
                                                              REFORMATTED
                                                              JUNE1992




                                                   GE INDUSTRIAL & POWER
                                                   SYSTEMS
                                                   GAS TURBINE





                                   GAS TURBINE
                           LIQUID FUEL SPECIFICATIONS











THESE INSTRUCTIONS DO NOT PURPORT TO COVER ALL DETAILS OR VARIATIONS IN EQUIPMENT NOR TO PROVIDE FOR EVERY POSSIBLE CONTINGENCY TO BE MET IN CONNECTION WITH INSTALLATION, OPERATION OR MAINTENANCE. SHOULD FURTHER INFORMATION BE DESIRED OR SHOULD PARTICULAR PROBLEMS ARISE WHICH ARE NOT COVERED SUFFICIENTLY FOR THE PURCHASER'S PURPOSES THE MATTER SHOULD BE REFERRED TO THE GE COMPANY.
(C)) 1992 GENERAL ELECTRIC COMPANY

                                TABLE-OF CONTENTS


    I.     GENERAL                                                         3
    II.    FUEL CLASSIFICATION AND OPERATIONAL CONSIDERATIONS              3
    III.   FUEL SPECIFICATIONS                                             3
    IV.    FUEL HANDLING AND TREATMENT                                     7
           A.  True Distillate Fuels                                       7
           B.  Ash-Bearing Fuels                                           7
    V.     NON-FUEL CONTAMINANTS                                           8
           A.  Air-Borne Contaminants                                      8
           B.  Water-Borne Contaminants                                    8
           C.  Non-Fuel Contaminant Relationships                          9
    VI.    FUEL AND ADDITIVE EVALUATION AND SAMPLING                       9
           A.  Fuel Evaluation Procedure                                   9
           B.  Requalification of Fuel: Fuel Changes                       9
           C.  Additive Qualification                                      9
    VII.   FUEL DESCRIPTIONS                                              10
           A.  True Distillates                                           10
           B.  Ash-Bearing Fuels                                          11
    VIII.  MEANING OF SPECIFICATION TESTS                                 12
           A.  Ash and Trace Metal Contaminants                           12
           B.  Sulfur                                                     13
           C.  Nitrogen                                                   13
           D.  Hydrogen                                                   13
           E.  Carbon Residue                                             14
           F.  Water and Sediment                                         14
           0.  Filterable Dirt                                            14
           H.  Viscosity                                                  14
           I.  Pour Point                                                 15
           J.  Fuel Gravity                                               15
           K.  Distillation                                               16
           L.  Flash Point                                                16
           M.  Thermal Stability                                          16
           N.  Compatibility                                              16
           0.  Cetane Number                                              17
    IX.    FUEL ANALYSIS DATA REQUIREMENTS                                17
           A.   Sampling                                                  17
           B.   Heating Value                                             18
           C.   Viscosity                                                 18
           D.   Carbon Residue                                            18
           E.   Trace Metal Analysis                                      18
           F.   Wax Content and Wax Melting Point                         18


    I.    GENERAL

          This specification is for the several types of liquid fuels suitable for use in the General Electric heavy duty gas turbines with firing temperatures of 1600(degree) F (870(degree)C) or higher. It is iNTENDed as a guide for users of these turbines for the procurement, use, and where necessary, treatment of fuels.

          The fuel properties specified herein include both those which could affect turbine operation and those additional properties which the turbine user may need to specify for his installation. These latter properties are related to fuel storage and handling and local safety and environmental codes.

          All of the fuels covered in this specification shall be hydrocarbon oils free from organic acids and free from excessive amounts of solid, fibrous or other foreign matter likely to make frequent cleaning of suitable filters necessary. The fuels shall be stable over storage and shall be compatible with other fuels with which they could normally be mixed.

          Procurement of the fuel to specifications is only the first step to successful heavy duty gas turbine operation. Further steps required of the user are: (a) prevention of contamination before, during, and after delivery, (b) proper design of fuel storage, heating and transfer facilities, (c) proper management of the entire facilities with regard to maintenance procedures and schedules and (d) proper design and operation of any fuel treatment equipment.

          In addition to outlining the overall fuel requirements, this specification also defines minimum acceptable air quality standards for turbine inlet air, and water requirements for installations which employ either steam or water injection in their cycles. These have been included since the total contaminants entering the turbine must be considered.

    II.   FUEL CLASSIFICATION AND OPERATIONAL CONSIDERATIONS

          Liquid fuels applicable to heavy duty gas turbines range from petroleum naphthas to residual fuels. Within this range, fuels vary in hydrocarbon composition, physical properties, potential pollutants and trace metal contaminant levels. Since contaminants are a most important consideration in fuel application, the liquid fuels have been divided into two basic classes: true distillates (ash-free) and ash-bearing fuels.

          Table 1 summarizes the general types of liquid fuels in these two classes and some operational requirements in gas turbine applications. Refer to Appendix A for common names and characteristics of specific fuels within each general type.

    III.  FUEL SPECIFICATIONS

          The required physical and chemical properties of the four classes of liquid fuels are detailed in Table 2. These properties have been divided into two categories: those required for gas turbine performance (Section 3.1, Table 2) and those which may be limited to meet local environmental codes (Section 3.2, Table 2).

          Maximum allowable limits are specified for five critical trace metal contaminants: sodium, potassium, vanadium, lead and calcium. General Electric heavy duty gas turbines will operate at levels higher than those specified in Table 2; however, increased maintenance of hot gas path parts may result. Therefore, it is required that the General Electric Gas Turbine Division be consulted for fuel treatment recommendations when the analysis of the fuel as delivered to the gas turbines exceeds the levels indicated. Fuels outside of the specified limits of certain physical properties may also be used, but General Electric should be consulted for consideration of any impact on the operation of the turbine or fuel treatment system, where required.

       The Ash-Bearing Fuels in Table 2 are-divided into two types: 1) Crudes and Blended Residual Fuels, and 2) Heavier Residual Fuels. The heavy-duty gas turbine will operate satisfactorily on both-types, although fuel treating and heating requirements and stack particulate emission levels will generally be less for the first type (Crudes and Blended Residual Fuels).



       Table 1 - Comparison of Liquid Fuels and Some Hardware Requirements


------------------------------------ -------------------------------------------- -------------------------------------------
                                                   TRUE DISTILLATES                            ASH-BEARING FUELS
------------------------------------ -------------------------------------------- -------------------------------------------
Fuel Type                            Light                  Heavy Blended         Crudes and             Heavier Residual
                                                            Residual Fuels        Blended                Fuels
                                                                                  Residual Fuels
------------------------------------ ---------------------- --------------------- ---------------------- --------------------
General Properties                   Trace                  Trace                 Low/Medium             High
   Ash Content                       Low                    Medium                Wide Range             High
   Viscosity                         High/Medium            Medium                Wide Range             Low
   Volatility
------------------------------------ ---------------------- --------------------- ---------------------- --------------------
Nearest ASTM Type*                   0-GT,.1-GT             3-GT                  3-GT                   4-GT
   Gas Turb., D2880                  2-GT
   Burner, D396                      1,2                    (4)                   4,5                    6
   Diesel, D975                      1-D, 2-D               (4-D)                 4-D                    --
------------------------------------ ---------------------- --------------------- ---------------------- --------------------
Explosion-Proofing                   Refer to applicable    Refer to applicable   Refer to applicable    Refer to applicable
                                     codes                  codes                 codes                  codes
------------------------------------ ---------------------- --------------------- ---------------------- --------------------
Start-Up Fuel Required               With very light fuels  Some fuels            Nearly always          Always
------------------------------------ ---------------------- --------------------- ---------------------- --------------------
Fuel Pretreatment                    Usually none           Usually none          Nearly always          Always
------------------------------------ ---------------------- --------------------- ---------------------- --------------------
Fuel Preheating                      Some in cold           Nearly always         Nearly always          Always
                                     locations
------------------------------------ ---------------------- --------------------- ---------------------- --------------------
Fuel Filtration                      Always                 Always                Always                 Always
------------------------------------ ---------------------- --------------------- ---------------------- --------------------
Fuel Combustion Atomization          Low pressure air       Low pressure air      Low or high pressure   High pressure air
                                                                                  air
------------------------------------ ---------------------- --------------------- ---------------------- --------------------
Combustor                            Standard fuel          Standard fuel         Heavy fuel             Heavy fuel
------------------------------------ ---------------------- --------------------- ---------------------- --------------------
`Turbine Cleaning Capability         Not Required           Not Required          Required               Required
-----------------------------------------------------------------------------------------------------------------------------
* Book of ASTM Standards, parts 23 and 24

Note: The considerations listed in this table are not all-inclusive.
-----------------------------------------------------------------------------------------------------------------------------


                       Table 2- Liquid Fuel Specifications


------------ ---------------------------------------------- ------------ ---------- ------------------------- -------------------
                                                                                        TRUE DISTILLATES         ASH-BEARING
                                                                                              (B)                   FUELS
                                                                                                                     (B)
------------ ---------------------------------------------- ------------ ---------- -------------- ---------- -------- ----------
  APPLI-                       PROPERTY                      POINT OF      ASTM         LIGHT        HEAVY    CRUDES   HEAVIER
 CABILITY                                                    APPLICA-      TEST                               AND      RESIDUAL
                                                              BILITY      METHOD                              BLENDED    FUELS
                                                                (A)         (C)                               RESIDUAL
                                                                                                               FUELS
------------ ---------------------------------------------- ------------ ---------- -------------- ---------- -------- ----------
  3.1 Gas    Kin. Viscosity, cSt, 100(degree)F
  Turbine      (37.8(degree)C), min                          Delivery      D445           .5(d)       1.8       1.8      1.8
  Require-   Kin. Viscosity, cSt, 100(degree)F
   ments       (37.8(degree)C), max (e)                      Delivery      D445            5.8        30        160     900
             Kin. Viscosity, cSt, 210(degree)F
               (98.9(degree)C), max (e)                      Delivery      D445            --          4        13      30
             Specific Gravity, 60(degree)F
               (l5.6(degree)C), max                          Delivery      D1298        Report      Report      .96     .96(f)
             Flash Point,(degree)F((degree)C), min (g)       Delivery      D93          Report      Report    Report    Report
             Distillation Temp. 90% Point,(degree)F
               ((degree)C), max                              Delivery      D86         650(338)     Report      --        --
             Pour Point,(degree)F((degree)), max             Delivery      D97        0 (-18) or    Report    Report    Report
                                                                                       20 (7)
                                                                                       below
                                                                                        min.
                                                                                       ambient
------------ ---------------------------------------------- ------------ ---------- -------------- ---------- -------- ----------
             Hydrogen, Wt %, min (k)                         Delivery       (i)        Report       Report    Report    Report
             Carbon Residue, Wt. % (10% Bottoms) max         Delivery      D524          .25          --        --        --
                 Direct Pressure Atomization
             Carbon Residue, Wt. % (100% Sample) max Air     Delivery      D524          1.0          1.0       1.0       --
             Atomization, Low Pressure
             Carbon Residue, Wt. % (100% Sample),            Delivery      D524          --           --      Report    Report
                 Air Atomization, High Pressure
------------ ---------------------------------------------- ------------ ---------- -------------- ---------- -------- ----------
             Ash, ppm, max                                   Combustor     D482          50           50      Report    Report
             Trace Metal Contaminants, ppm, max (h)          Combustor      (i)
                 Sodium plus Potassium                                                    1            1         1         1
                 Lead                                                                     1            1         1         1
                 Vanadium (untreated)                                                    .5           .5        .5        .5
                 Vanadium (treated 3/1 wt. ratio Mg/V)                                   --           --        100       500
                 Calcium                                                                  2            2        10        10
                 Other Trace Metals above 5 ppm                                        Report       Report    Report    Report
------------ --------------------------------------------------------------------------------------------------------------------
                                 The specifications below apply only when specific environmental codes exist
------------ -------------------------------------------- -------------- ---------- ---------------------------------------------
  3.2 En-    Sulfur, Wt %, max                              Delivery       D129     Compliance to any applicable codes.
  viron-     Nitrogen, Wt. %, max                           Delivery        (i)     Fuel-bound nitrogen may be limited to meet
  mental                                                                            any applicable codes on total NO(x) emission.
   Code                                                                             Minimum hydrogen level may be necessary to
  Related    Hydrogen, Wt. %, min.                          Delivery        (i)     meet any applicable stack plume opacity
 Require-                                                                           limits (k).
   ments                                                                            Ash plus vanadium content of ash-bearing
             Ash plus Vanadium, ppm, max.                   Delivery        (i)     fuels may be limited to meet applicable
                                                                                    stack particulate emission codes (1).
------------ -------------------------------------------- -------------- ---------- ---------------------------------------------


                                NOTES TO TABLE 2

                 a. The fuel properties specified refer to the fuel at different points in the overall system:
                      Delivery - Fuel as delivered to the turbine site. Fuel Skid - Fuel at inlet of fuel skid at turbine. Combustor - Fuel at turbine combustors.

                 b. Typical fuels within each general type are discussed in Appendix A.

                 c.   ASTM Book of Standards, Parts 23 and 24.

                 d. In the viscosity range of 0.5 cSt to 1.8 cSt, special fuel pumping equipment may be required.

                 e. The maximum allowable viscosity at the fuel nozzle is 20 cSt for high pressure air atomization and 10 cSt for low pressure air and direct pressure atomization. The fuel may have to be preheated to reach this viscosity, but in no instance shall it be heated above 275(Degree)F (1 35(Degree)C). (This maximum fuel temperature of 275(Degree) F is allowed only with residual fuels.) The viscosity of the fuel at initial light-off must be at or below 10 cSt.

                 f. A specific gravity of 0.96 is based on average fuel desalting capability with standard washing systems. Fuels with specific gravities greater than 0.96 may be desalted to the required minimum sodium plus potassium limits by using higher capability desalting equipment (with higher attendant cost) or by increasing the gravity difference between the fuel and wash water by blending the fuel with a compatible distillate.

                 g. The fuel must comply to all applicable codes for flash point.

                 h. A total ash less than 3 ppm is acceptable in place of trace metal analysis.

                 i. No standard reference tests exist; methods used should be mutually acceptable to General Electric and the user.

                 j. Water content of crude oils should be reduced to the lowest level practical consistent with capability of available fuel treatment equipment, to minimize the chance of corrosion of fuel system components. In no case shall the water content exceed 1.0 vol. %.

                 k. A minimum hydrogen content is set both to control flame radiation in the combustor and to limit smoke emissions, where the latter is required by local codes. The limits are 12.0% minimum for true distillates and 11.0% for Ash-bearing fuels (11.3% where the carbon residue exceeds 3.5%). In each case it is assumed that the proper combustor and fuel atomization system are used.

                      Where the hydrogen content of the fuel is below these limits, General Electric should be consulted for appropriate action.

                 1. Local codes on total stack particulate emissions may set an upper limit on the sum of the ash (nonfilterable) in the original fuel plus the vanadium content. The vanadium together with the required magnesium inhibitor may be a major contributor to total stack particulate emissions. In estimating these emissions for comparison with the code, all of the following sources may have to be considered: vanadium, additives, fuel ash and total sulfur in the fuel; non-combustible particulates in the inlet air; solids from any injected steam or water; and particles from incomplete fuel combustion. Where an estimate of stack particulate emissions is required, General Electric should be consulted.

    IV. FUEL HANDLING AND TREATMENT

        A.   True Distillate Fuels

             Light true distillate fuels normally have sufficiently low pour points that preheating is not required under most ambient conditions. Heavy true distillates, on the other hand, may have high pour points due to high wax content or high wax melting temperature which make preheating necessary to prevent filter plugging. Both types of distillates may also require preheating to meet the viscosity requirement at the fuel nozzle for proper atomization.

             True distillate fuels as refined have low water, dirt and trace metal contaminant levels. Where subsequent transportation, handling and storage are carefully managed, these low levels should persist at the gas turbine. In locations where there is danger of contamination such as salt bearing water, auxiliary fuel clean-up equipment should be provided to restore the original quality.

             In addition to potential hot corrosion from salt in water, water accumulated at the bottom of a storage tank can also cause problems. Micro-organisms tend to grow at the water-fuel interface generating both chemicals corrosive to metals in the fuel system and also slime which can plug fuel filters.

             Adequate fuel storage and handling practices must be employed to minimize water and other contaminants in the fuel. These include settling the fuel before use, providing floating suction and periodic removal of water from the bottom of the tank. In applications where adequate settling periods can not be accommodated, more rapid purification methods may be required. Available purification equipment includes centrifuges and electrostatic dehydrators. The overall fuel system design should avoid slugs of water, and any clean-up system should have the capability to remove such slugs.

         B.  Ash-Bearing Fuels

             Depending on the physical properties and the trace metal contaminant levels of these fuels, functions of the source and refinery treatment, they usually require pretreatment before burning in a gas turbine. Three basic steps in pretreatment are:

             1.  Preheating

             2.  Water washing for salt removal

             3.  Vanadium inhibitor addition

             Preheating is used where it is necessary to: 1) raise the fuel temperature sufficiently above its pour point to allow free flow and to prevent filter plugging, and 2) to lower the fuel viscosity to reduce the flow resistance and to provide proper atomization at the fuel nozzles.

             Desalting by water washing will be necessary with some crude oils and is nearly always necessary with residual oils to reduce the sodium plus potassium levels. Sodium and potassium can cause hot corrosion of the turbine blading by sulfidation attack at the operating temperatures of the turbine. Sodium and potassium can also contribute to turbine fouling. Desalting is accomplished by mixing the fuel with 3% to 10% potable water to extract the soluble salts, followed by separation of the salt-laden water by centrifugation or electrostatic coalescence. Washing also removes some of the calcium depending on the specific chemical nature of the calcium compounds. Lead is not removed by water washing.

             Vanadium can also cause hot corrosion of the turbine blading, but it is not removed by water washing because it is present in the fuel in a complex oil-soluble form. The corrosive action can be inhibited by adding an approved magnesium additive to the fuel to provide a minimum 3 to 1 weight ratio of magnesium to vanadium. It is also recommended that this ratio not exceed 3.5 to 1 in order to minimize deposition.

             Periodic cleaning of deposits from turbine hot gas path section is generally necessary when high ash content fuels are used. Cyclic operation of the turbine may remove some the deposit by thermal shock. General Electric should be consulted for approved cleaning agents, water quality and cleaning procedures for those applications where turbine cleaning is required.

    V.  NON-FUEL CONTAMINANTS

         A.  Air-Borne Contaminants

             Contaminants in air can cause erosion, corrosion and fouling of the compressor. These contaminants can also contain the same trace metals as found in fuels and which cause corrosion to the hot section.

             Compressor erosion can be caused by sand or flyash; compressor corrosion by noxious fumes such as HCl or H(2)S0(4) compressor fouling by liquid or solid particles which adhere to the compressor blading. Hot section corrosion can be caused by sodium from, e.g., sea salt, salt particles, carry-over of treatment chemicals used in evaporative coolers, chemical process effluents; potassium from flyash or fertilizers; lead from automobile exhausts; and vanadium from residual fuel fired steam plants.

             Specifically, with respect to hot section corrosion, the total of Na, K, V and Pb should not exceed 0.005 ppm by weight in air. If it is anticipated that this level will be exceeded, General Electric should be consulted for recommendations on the selection and use of proper air filtration equipment.

         B.  Water-Borne Contaminants

             Water or steam that is used for NO(x) control or steam that is injected to augment output should not contain impurities which cause hot section deterioration or deposits. Specifically, the total of Na + K + V + Pb should not exceed 0.5 ppm by weight in the water or steam. If the total of these contaminants exceeds this level, General Electric should be consulted with respect to water or steam purification equipment and procedures.

             In the case where contaminants are present in water or steam the total limits in the fuel should be controlled such that the total concentration equivalent in the fuel (from both sources) conforms to the limits in Table 2.

             Refer to the next section 5.3 for the method for calculating the equivalent concentration in the fuel.

         C.  Non-Fuel Contaminant Relationships

             The total contaminant level in the combustion products must be controlled. The following relationship can be used to convert the contaminants in air, steam/water and fuel to equivalent contaminants in the fuel alone, assuming all are equally effective:

    (A/F) X(A) + (S/F) X(S) + X(F) = [ EQUIVALENT CONTAMINANTS IN FUEL ALONE ]

             where:

               A/F   = AIR-TO-FUEL MASS FLOW RATIO

               S/F   = STEAM/WATER-TO-FUEL MASS FLOW RATIO

               X/(F) = CONTAMINANT CONCENTRATION (WEIGHT) IN FUEL (PPM)

               X/(A) = CONTAMINANT CONCENTRATION (WEIGHT) IN INLET AIR (PPM)

               X/(S) = CONTAMINANT CONCENTRATION (WEIGHT) IN INJECTED
                       STEAM/WATER- (PPM)

    VI. FUEL AND ADDITIVE EVALUATION AND SAMPLING

        A.   Fuel Evaluation Procedure

             A supplier's fuel analysis shall be submitted to the General Electric Gas Turbine Division covering all the fuel requirements outlined in Table 2 of this specification. If the required analytical services are not available to the user, he may make arrangements to purchase such services from General Electric. See Appendix C for fuel sampling and analysis requirements.

         B.  Requalification of Fuel: Fuel Changes

             The fuel properties outlined in the specification and originally agreed upon by General Electric Company and the user will determine some of the equipment selection and certain operating conditions of the gas turbine system. If at a later date the user desires to use a fuel outside of the original agreed-upon limits, he should inform the General Electric Company in writing. He should supply a complete analysis for evaluation and requalification in a similar manner as outlined above.

         C.  Additive Qualification

             Additives used in gas turbine fuels such as vanadium inhibitors, desalting demulsifiers, bacterial growth retardants or smoke suppressants must meet the approval of the General Electric Gas Turbine Division. One critical requirement of an additive is that it has a low trace metal content (sodium, potassium, vanadium, calcium and lead), so that the inhibitor does not add these contaminants to the fuel.

VII.    FUEL DESCRIPTIONS

         A.  True Distillates

             1.  Light True Distillates

                 Naphtha - A light volatile fuel with a boiling range between gasoline and Light Distillate. The lower flash point and higher volatility require special safety considerations. Its very low viscosity may result in poor lubricity.

         Other Names:
           JP-4, Jet B
           0-GI Gas Turbine Fuel

         Kerosene - A light, highly refined and slightly more volatile fuel than Light Distillate. Normally more. expensive than No. 2 distillate.

                      Other Names:
                         1 -GT Gas Turbine Fuel
                         No.1 Burner Fuel
                         I -D Diesel Fuel
                         JP-5, Jet A
                         Range Oil, Lamp Oil

                 Light Distillate - Widely available volatile distillate fuel with good combustion characteristics, being readily atomized and clean burning.

                      Other Names:
                         2-GT Gas Turbine Fuel
                         No. 2 Burner Fuel
                         Diesel Oil
                         Marine Gas Oil
                         Domestic Fuel

                 Diesel Fuel - Closely related to Light Distillate fuel except for additional requirements peculiar to diesel engine operation such as Cetane Number.

                      Other Names:
                         2-D Diesel Fuel

             2.  Heavy True Distillate

                 An essentially ash-free petroleum distillate with the highest boiling range. Heavy True Distillate has had limited and localized availability, frequently being a refinery by-product. This fuel may require heating for handling and forwarding due to high pour point. It may also be more difficult to atomize for optimum combustion.

                      Other Names:
                         Heavy Gas Oil
                         Navy Standard Distillate

         B.  Ash-Bearing Fuels

             1.  Crudes and Blended Residual Fuels

                 CRUDES - Crude oils from different geographical areas vary widely in levels of trace metal contaminants, ash, sulfur and wax and in such physical properties as viscosity, gravity and distillation range. Most crudes will have flash points below 1 00(Degree)F (38(Degree)C) due to highly volatile components. Some very low ash crudes, typified by Indonesian and North African crudes, have 0 to 5 ppm of vanadium requiring minimal or no inhibition. Other crudes for gas turbine application range up to 100 ppm vanadium. Most crudes require desalting, especially if water transportation has been used.

                 BLENDED HEAVY DISTILLATE - Petroleum distillate contaminated with or blended with lesser amounts of residual petroleum products, but with vanadium contents of 5 ppm or less. They may have wax contents requiring heating for pumping and filtering. They may also require washing for desalting, especially if water transportation has been used.

                      Other Names:
                         3-GT Gas Turbine Fuel
                         4-D Diesel Fuel
                         Marine Diesel Fuel

                 BLENDED RESIDUALS - Blended residuals lie between blended heavy distillates and heavy residuals. They are commonly blended to specific maximum sulfur levels to meet applicable codes. Vanadium contents are in the 5 ppm to 100 ppm range normally. These fuels require complete fuel treatment.

                      Other Names:
                         No. 4 Burner Fuel
                         No. 5 Burner Fuel
                         Light Residual Oil
                         Light Furnace Oil
                         Intermediate Bunker Fuel

             2.  Heavier Residual Fuels

                 Residual Fuels - These are low volatility petroleum products remaining at the end of all various refinery distillation processes. As such they contain nearly all of the ash-forming materials present in the original crude oil plus some additional that may be introduced in processing. They usually contain high molecular weight hydrocarbons such as asphaltenes, which can cause storage sludging problems. Residual fuels may have been blended with low cost distillates to lower the sulfur content and/or reduce the viscosity to insure pumpability.

                 All residual fuels require heating for pumping, filtering and proper air atomization at the fuel nozzle. Residual fuels all require washing to reduce the sodium level and vanadium inhibition by addition of a General Electric approved Magnesium base additive.

                      Other Names:
                         No. 6 Burner Fuel
                         Boiler Fuel
                         Bunker C. Fuel
                         Marine Fuel Oil

VIII.   MEANING OF SPECIFICATION TESTS

         Chemical tests are specified because slag-forming substances present in oil ash can cause turbine corrosion and deposits, and the presence of sulfur can result in corrosion of heat recovery equipment in the turbine exhaust. Certain physical tests are specified because they influence the operation of the gas turbine fuel handling, fuel treatment and combustion systems.

        A.   Ash and Trace Metal Contaminants

             Ash-forming materials may be present in a fuel as oil-soluble organometallic compounds, as water soluble salts in water dispersed in the fuel or as solid foreign contaminants. The most common ash-forming elements which can be present in fuels are aluminum, calcium, iron, magnesium, nickel, potassium, sodium, silicon and vanadium. Ash-forming materials are present to varying degrees in crude oils depending on their geographical source. They are concentrated in the residual fractions during the refining process, leaving the light distillates contaminant-free; however, ash-forming materials may be introduced later by contamination with salt-bearing water or with other petroleum products during transportation and storage.

             Gas turbine operating experience has shown that some of the ash-forming substances that may be present in the fuel can lead to corrosion and deposit problems. These problems are most acute with residual and crude oils which contain larger quantities of the troublesome substances.

             Corrosion can result from (1) vanadium, (2) sodium, (3) potassium or (4) lead. These elements as well as calcium (and others such as magnesium, manganese, iron, silicon and aluminum) can cause ash deposits which are difficult to remove. Calcium can act as an effective inhibitor for vanadium corrosion, but its deposition tendencies have precluded its use.

             In light distillate fuels, the total ash content is usually very small, and trace metal contamination is essentially a sodium (salt) problem. There are also usually traces of lead and calcium and smaller traces of potassium and vanadium. It is advantageous to purchase fuel within the specified contaminant limits and to maintain this quality during transportation, handling and storage. On-site desalting by contaminated water removal or by fuel washing of distillate fuels with relatively high sodium levels is required to keep corrosion of the hot gas path and the fuel system components such as flow dividers and fuel pumps at a very minimum level.

             Crudes and contaminated distillates almost without exception have high enough salt levels, or the risk of significant salt levels, that they require desalting. The vanadium levels may also be significant and require the addition of a magnesium-base inhibitor to establish a ratio of 3 parts of magnesium to 1 part of vanadium by weight.

             Residual fuels have the highest ash and trace metal contaminant levels usually necessitating complete fuel pretreatment: desalting and vanadium inhibition by a magnesium-based additive (3Mg/lV). Due to the less favorable physical properties of residual fuels, it is not possible to consistently reduce the sodium to the low levels obtainable in light crudes and distillates. The higher sodium levels in treated residual fuels result in controlled corrosion and deposit accumulation with some increase in maintenance. Calcium levels may be high in some residual fuels, but they may be appreciably lowered by the fuel treatment. Nickel, which is not removed by fuel treatment, may also be high in certain residual fuels and is somewhat beneficial in that it tends to neutralize vanadium corrosion in much the manner of magnesium. Residual fuels contain harmless aluminum, iron and silica as components of suspended solids (dirt). A significant portion of these suspended particles are removed either in the fuel washing or by fuel filtration.

         B.  Sulfur

             Sulfur occurs in fuels as combustible organic compounds yielding sulfur oxides on combustion. These combine with any traces of sodium or potassium present to form alkali sulfates; a principal source of hot corrosion. The sulfur level in a fuel cannot be lowered enough by refining to avoid the formation of alkali sulfates, so that they must be controlled by limiting the sodium and potassium levels in the fuel.

             Gas turbine installations utilizing exhaust heat recovery equipment could have metal temperatures below the dewpoint of sulfuric acid, and in these cases it is necessary to know the sulfur level in the fuel to avoid acid corrosion of heat transfer surfaces. The maximum allowable sulfur to avoid sulfuric acid condensation will depend on the specific heat recovery equipment used. For fuels exceeding this maximum level, the operating temperature of the heat recovery equipment could be changed accordingly to avoid condensation of acid products.

             The sulfur level of liquid fuels is regulated in many localities as a means of controlling the emission of sulfur oxides in the exhaust gases.

             Crude oils burned directly as fuels may also contain active sulfur in the form of hydrogen sulfide or mercaptans. These substances, especially in the presence of water, may cause corrosion to fuel system components. For this reason, the water content of such fuels should be kept as low as possible.

         C.  Nitrogen

             Fuel-bound nitrogen in petroleum fuels comes largely from organo-nitrogen compounds present in the original crude oil. In some distillate fuels, fuel-bound nitrogen may also come from additives such as stabilizers.

             This chemically-bound nitrogen in the fuel will contribute to the total nitrogen oxide pollutant in the exhaust gases, adding to the nitrogen oxides from the direct combination of atmospheric nitrogen and oxygen in the gas turbine combustion reaction. The particular combustion system and operating conditions will affect the total nitrogen oxide production from both atmospheric and fuel-bound nitrogen.

         D.  Hydrogen

             The percent combined hydrogen in a hydrocarbon fuel is a critical factor in controlling stack smoke levels. In general, the higher the hydrogen content in a liquid fuel the lower the smoke level will be. As an example: paraffinic hydrocarbons with high hydrogen contents (14-15%) have much less tendency to smoke than do aromatic hydrocarbons which can have 10% or less hydrogen.

             Hydrogen is usually determined by an accurate measurement of the amount of water produced in the controlled combustion of a weighed amount of fuel.

         E.  Carbon Residue

             Carbon residue is measured as the residue remaining when a fuel sample is completely distilled in a standard apparatus. To obtain measurable residue with light distillates, the fuel is first distilled to remove 90% (ASTM Method D86) by volume, and then the carbon residue is determined on the "10% Bottoms."

             One effect of a high carbon residue is carbon formation near the fuel nozzle. To control this, air atomization is used in the combustion of all but the lightest fuels, high pressure air being required for the heaviest fuels.

         F.  Water and Sediment

             Water and sediment in a fuel oil tend to cause fouling of the fuel handling facilities and the gas turbine fuel system. Accordingly they should be kept at as low a value as practicable and always within the maximum values shown in this specification.

             The sediment in fuel can be gums, resins, asphaltic materials, carbon, scale, sand or mud. It is mainly a problem in residual fuels. Very few distillate fuels leave the refinery with more than 0.05%water and sediment. However, poor handling practices can unnecessarily raise this level, and once an oil becomes contaminated it may not be feasible to restore its original cleanliness, such as the case of lead or vanadium contamination.

             Gas turbines are normally equipped with high capacity 5 micron filters. Since there are practical limits to the efficiency of filtration systems, a fraction of the solids entering the filter remains in the oil and can be an important factor in fuel system component life.

             Fuel storage tanks should be-designed with floating suctions that are equipped with low level bottom limits to insure that the suction is always some distance from the bottom to avoid the water and sediment that collects there. The operator should drain the bottom of the tank periodically to reduce the accumulation and the risk of contamination. Automatic water drainage systems are preferred.

         G.  Filterable Dirt

             Filterable dirt is essentially the suspended solid particulate matter in a distillate fuel which can cause fuel filter maintenance problems. It is measured as the weight of solids held on a low porosity filter during the filtration of a given volume of fuel.

         H.  Viscosity

             The viscosity of fuel is a measure of its resistance to flow. It is important in the fuel auxiliary equipment since it determines pumping temperature, atomizing temperature and oil pump pressure.

             In order to obtain proper operation of the gas turbine, the maximum viscosity at the fuel nozzles must not exceed 10 centistokes for pressure atomizing or low-pressure air-atomization fuel systems, and 20 centistokes for high-pressure air-atomizing systems. When these limits are exceeded, poor ignition characteristics, smoking, unsatisfactory combustor exit temperature distribution, lowered combustion efficiency or formation of carbon may occur. In most cases, fuel heating must be employed to insure that these viscosity limits at the fuel nozzle are met under all ambient conditions. In all cases the fuel at initial light-off must be at or below 10 cSt viscosity.

             Minimum viscosity limits are imposed to safeguard the high pressure fuel pump, which depends on the lubricating qualities of the fuel for satisfactory operation. It should be noted that naphtha fuel can have a minimum viscosity as low as 0.5 cSt at 100(Degree)F (37.8 (Degree)C).

             Special pumps may be required for viscosities below 1.8 cSt at 100(Degree) F.

         I.  Pour Point

             The pour point of a fuel is the temperature at which it will barely flow under standard conditions, and it is significant in connection with fuels that may require heating to make them pumpable and with fuels fed to a pump by gravity flow.

             Petroleum oils when cooled may change to a plastic state as a result of partial separation of wax (wax pour) or by congealing of hydrocarbons (viscous pour) comprising the oil.

             A waxy fuel must be maintained at a high enough temperature to ensure that all of the wax is in solution to prevent wax crystals from clogging filters and lines. For distillates, wax separation can usually be avoided by heating the fuel to at least 20-30(Degree)F (11-17(Degree)C) above the pour point. Waxy crude oils used as fuels may require even higher temperature differentials. Each type of waxy fuel must be evaluated individually for minimum wax solution temperature. (For methods, refer to page C2.)

         J.  Fuel Gravity

             The specific gravity is not a critical property of gas turbine fuels. Within a given fuel type it can indicate the chemical composition of the hydrocarbons. As an example, a distillate with a low specific gravity will be largely paraffinic whereas a high specific gravity will be more aromatic. The latter would have a greater tendency to smoke with other factors being equal.

             Gravity can have an economic significance where the fuel is purchased by volume since the total heat units will decrease with decreasing specific gravity.

             Residual fuels requiring washing will be more difficult to wash if the specific gravity approaches that of water.

             In the petroleum industry it is customary to use API gravity instead of specific gravity for convenience since the API system eliminates the small decimal difference between fuel samples encountered in the use of specific gravity. It is always referenced to 60(Degree)F (15.6(Degree)C).

                                API = [         141.5       ] - 131.5
                                      -------------------------------
                                                 SPEC. GRAY.

             SOME TYPICAL EXAMPLES ARE:


--------------------- ---------------------- -----------------
                         SPECIFIC GRAVITY       API GRAVITY
--------------------- ---------------------- -----------------
Water                          1.00                10.0
--------------------- ---------------------- -----------------
Kerosene                    0.78-0.83              50-39
--------------------- ---------------------- -----------------
No. 2 Distillate            0.82-0.86              41-33
--------------------- ---------------------- -----------------
Crudes and Blends           0.80-0.92              45-22
--------------------- ---------------------- -----------------
Residual Oils               0.92-1.05              22-3
--------------------- ---------------------- -----------------


         K.  Distillation

             The heavy duty gas turbine is not sensitive to the distillation characteristics of the fuel per se.

             Extremely volatile fuels such as naphthas require the use of a start-up fuel (light distillate) due to the low temperature at which they vaporize, giving the possibility of combustible vapors in the fuel lines.

             Very high end-point fuels, approximately 1000(Degree)F (538(Degree)C), can have excessive traces of vanadium which have distilled over. For this reason pure distillate usually would have a maximum end point specification. (This is also prevented by setting a maximum vanadium level.)

        L.   Flash Point

             The flash point of a fuel is the temperature at which fuel vapors will flash when ignited by an external flame.

             The flash point is regulated for safety in fuel handling and storage. By itself it is not critical to turbine operation although it can affect the requirements for auxiliary equipment such as motors, relays, heaters, etc.

             Minimum permissible flash points are regulated by local, state or federal laws.

             Explosion-proofing of equipment may be required by local, state or federal regulations or other applicable codes when the flash point is below a minimum permissible value.

        M.   Thermal Stability

             The thermal stability of an oil is a measure of its ability to resist breaking down when heated to form deposits of resins and sludge. This can occur in the fuel nozzle area and in fuel heaters especially if the heater surface is far hotter than the surrounding oil. This polymerization to form deposits is a time--temperature phenomenon: being accelerated by high temperatures, long exposure times and contact with air.

             Thermal stability is most critical for high viscosity residual fuels which require high temperatures to meet fuel atomization viscosity requirements. The maximum allowable temperature specified is 275(Degree)F (135(Degree)C).

         N.  Compatibility

             Mixing certain residual type fuels with dissimilar residual fuels or diluting residual type fuels with certain distillates may result in the formation of tarry precipitates. The precipitation may occur immediately after mixing or may take some time to develop. Heating for prolonged periods of time will generally accelerate the separation.

             This tarry residue can accumulate in the bottom of tanks and can settle out in fuel lines and on filters.

             When the separation of residue occurs, it is usually in those residual fuels which have a heavy asphaltene fraction present as a collodial mestastable gel; such as those which have had an intensive heating history during refining. The nature of a solvent used for dilution (blending) is also important; paraffinic (low specific gravity) distillates are more apt to cause precipitation than aromatic (high specific gravity) distillates.

             One method of testing for compatibility is to make a 50-50 mixture of two oils and then subjecting the mixture to a thermal stability test A simple screening test is the ASTM D2781, "Compatibility of Fuel Oil Blends by Spot Test."

             ASTM Specifications do not specify this property, again because it has not been the practice of the oil suppliers to make this test. These specifications do not call for the test on the light distillate oils because it is very rare that they encounter compatibility difficulties with one another. However, for the heavier oils, it is necessary to start up and shut down the gas turbine on a light distillate oil; therefore, it is advisable to test the compatibility of the heavy oil/distillate mixture.

        O.   Cetane Number

             Cetane number is an index of the burning quality of fuel in a diesel engine. It is specified only when the turbine fuel is also used in a diesel starting engine. Cetane number is most accurately measured in a special test engine, but a reasonably accurate value can be obtained from a correlation between the specific gravity and the 50% distillation point.

IX. FUEL ANALYSIS DATA REQUIREMENTS

        To evaluate-a liquid fuel for gas turbine application certain physical and chemical data are required. Basic specification requirements are given in Table 2, Section 3. Certain other data are needed for engineering purposes. Table 3 is a list of required data. Following is pertinent information on some of the analytical tests.

        A.   Sampling

             Since analyses of small traces of metals are involved, and since some tests use small amounts of sample, it is very important that the fuel sample is uniform and representative of the fuel as received by the user or shipped by the supplier. If the fuel is taken from a container, it should be thoroughly mixed mechanically before sampling. For sampling from storage tanks, refer to ASTM Standard Method for Sampling Petroleum Products, D-270-65.

             The sample for analysis should be stored preferably in plastic or plastic-lined metal containers. Avoid metal cans with soldered seams and containers with seals (rubber) which can disintegrate and contaminate the fuel. The container should only be about two-thirds full so that it may be well shaken before taking analytical samples. Heavy residual fuels should be in wide-mouth containers.

        B.   Healing Value

             The heating value measured is the High (Gross) Heating Value, where the water produced is condensed. The Low (Net) Heating Value is obtained by calculation from the Higher Heating Value by one of several methods including ASTM D 1405 and D240. The latter requires an accurate value for percent hydrogen while the former requires an aniline point (ASTM D1012) and specific gravity.

        C.   Viscosity

             Viscosities at two temperatures are needed for a viscosity-temperature relationship for the fuel; the two temperatures normally being 100(Degree)F (37.9(Degree)C) and 210(Degree)F (98.9(Degree)C). If the pour point is between 70(Degree)F (21(Degree)C) and 90(Degree)F (32(Degree)C), the lower temperature should be 122(Degree)F (50.0(Degree)C). For pour points between 90(Degree)F (32(Degree)C) and 120(Degree)F (49(Degree)C), the lower temperature should be 150(Degree)F (65.6(Degree)C).

        D.   Carbon Residue

             Ramsbottom carbon residue (ASTM D524) is preferred as more accurate. If the Contradson method (ASTM D189) is used, the results should be converted to Ramsbottom (see D524).

        E.   Trace Metal Analysis

             Trace metal contaminant levels are usually measured by spectrometric methods such as atomic absorption, flame emission or a spark source spectrometry. The first two methods use a solvent diluted fuel sample while the latter operates directly on the original fuel. In any case, the reference standards must match the fuel properties as closely as possible. For very accurate analyses of vanadium and lead, it is better to ash the fuel and run the spectrometric analysis on an aqueous solution of the treated ash. In the ashing procedure, special care must be taken not to lose these elements.

         F.  Wax Content and Wax Melting Point

             Crude oils and heavy true distillates should be tested to determine the minimum fuel temperature required to keep all of the wax in solution.

             One approach is to remove the wax from the fuel and then to determine its melting point, which represents the maximum solution temperature. There is no standard method for wax separation, but there are several laboratory procedures which are satisfactory. They all involve dilution of the fuel with a poor wax solvent and then chilling to 0(Degree)F (-18(Degree)C) or lower to separate the wax crystals which are filtered out at low temperature.

             An instrumental procedure which measures the wax solution temperature directly on the fuel is Differential Scanning Calorimetry (DSC). This method is still being developed and has not yet been successful with all crude oils.

             For light distillate fuels, ASTM D 2500 Cloud Point or ASTM D3 117 Wax Appearance Point may be used.

                          Table 3-- Fuel Analysis Data


                 PROPERTY                          ASTM METHOD (1)                     MEASURED VALUE

     Gross Heating Value, Btu/lb                          D240
     Kin. Viscosity, cSt, 100(Degree)F (37.8(Degree)C)    D445
     Kin. Viscosity, cSt, 122(Degree)F (50.0(Degree)C)    D445
     Kin. Viscosity, cSt, 210(Degree)F (98.9(Degree)C)    D445
     Specific Gravity, 60(Degree)F (15.6(Degree)C)        D1298
     Specific Gravity, 100W (37.8(Degree)C)               D1298
     Pour Point, (Degree)F ((Degree)C)                    D97
     Rash Point, (Degree)F ((Degree)C)                    D98
     Distillation Range (Not on Residuals)                D86
                                                                                         IBP  (Degree)
                                                                                         10%  (Degree)
                                                                                         20%  (Degree)
                                                                                         30%  (Degree)
                                                                                         40%  (Degree)
                                                                                         50%  (Degree)
                                                                                         60%  (Degree)
                                                                                         70%  (Degree)
                                                                                         80%  (Degree)
                                                                                         90%  (Degree)
                                                                                         EP   (Degree)
      Carbon Residue, Wt. %                               D524                           _____________
      Sulfur, Wt. % (Very Light Distillates)              D1266                          _____________
      Sulfur, Wt. % (All Other Fuels)                     D129                           _____________
      Hydrogen, Wt. %                                                                    _____________
      Nitrogen, Wt. %                                                                    _____________
      Total Ash (2), ppm                                  D482                           _____________



     Trace Metals, ppm (2)                                                              _______________
           Sodium
           Potassium                                                                    _______________
           Vanadium                                                                     _______________
           Calcium
           Lead                                                                         _______________
           Other Metals Over 5 ppm
     Sediment & Water Vol. %                          D1796                             _______________
     Water, Vol. %                                    D95                               _______________
     Filterable Dirt, mg/100ml                        D2276                             _______________
     Wax, Wt. %                                                                         _______________
     Wax, Melting Point, (Degree)F                                                      _______________
     Cetane No. (Diesel Engine Start Only)            D975                              _______________



     (1) Book of ASTM Standards, Part 17
     (2) A total ash less than 3 ppm is acceptable in place of trace metal analysis
     (3) Wax data only on crudes and heavy distillates



                       THIS PAGE INTENTIONALLY LEFT BLANK.

                                        GE INDUSTRIAL & POWER
                                        SYSTEMS
                                        GENERAL ELECTRIC COMPANY
                                        ONE RIVER ROAD, SCHENECTADY NY 12345
                                        518. 385.2211 TX: 145354

                                   APPENDIX F

               REQUIREMENTS FOR WATER/STEAM PURITY IN GAS TURBINES
                                  (GEK 101944)

                                                                      GEK 101944
                                                                       APRIL1995



                                                                GE POWER SYSTEMS
                                                                     GAS TURBINE



                          Requirements for Water/Steam
                             Purity in Gas Turbines







THESE INSTRUCTIONS DO NOT PURPORT TO COVER ALL DETAILS OR VARIATIONS IN EQUIPMENT NOR TO PROVIDE FOR EVERY POSSIBLE CONTINGENCY TO BE MET IN CONNECTION WITH INSTALLATION, OPERATION OR MAINTENANCE. SHOULD FURTHER INFORMATION BE DESIRED OR SHOULD PARTICULAR PROBLEMS ARISE WHICH ARE NOT COVERED SUFFICIENTLY FOR THE PURCHASER'S PURPOSES THE MATTER SHOULD BE REFERRED TO THE GE COMPANY.

I.       INTRODUCTION

Water/steam, fuel and air all carry contaminants which can cause serious damage to hot gas path components if the levels at which they are present are not controlled. This document identifies the contaminant limits for water/steam entering gas turbines. Ultimately, the total contaminant loading allowed is determined by the fuel specifications (GEI 41047, for liquids, and GEI 41040, for gases), which identify all contaminants entering a gas turbine from all sources. The concern for any contaminants entering the hot gas path is two-fold. Will they cause hot corrosion, as for example do sodium and potassium salts, and will they cause deposits, as for example do calcium salts and silica.

Water and/or steam is injected into the combustion system for NOx control and/or power augmentation, in quantities comparable to fuel flow rates, and must meet strict criteria for purity similar to those required for gas turbine fuels. Furthermore, water/steam chemistries must be compatible with the materials used in the piping which bring the fluids to the turbine.

Water also enters gas turbines with the compressor air. This may occur naturally as from water ingestion in coastal or marine locations, or from rain, or from water produced when humid air is cooled below its dew point at the compressor inlet and a fog develops. Finally, water can enter a compressor as a result of carryover from such devices as moisture separators or evaporative coolers. Discussion of inlet air treatment is discussed in GER 3419. The effects of water on compressor materials is discussed in GER 3601.

Of course, water of evaporation adds no contaminants to the incoming air, but carry-over water adds the contaminants contained in the water.

Additional sources of water born contaminants which enter the turbine are referenced in the following documents: compressor and turbine washing (GEI 41042 or GEK 103623), and water for dissolving Epsom salt, the heavy fuel vanadium inhibitor (GEK 28122).

II.      INJECTION WATER/STEAM SPECIFICATION

Table 1 gives criteria for acceptable water/steam for gas turbine injection. All flows (air, water/steam, and fuel) into the turbine contribute to the contaminants in the combustion gases, and hence to corrosion and deposits-in the hot gas path. The fuel specification GEI 41047 states that the sum of the contaminants from all sources, referred to the fuel must satisfy the fuel specification. This part of the fuel specification, given in Table 2, forms the basis for contaminant levels entering the gas turbine from all sources.

Dissolved oxygen, pH, solids, and additives, all quantities considered in the water chemistry of boilers and steam turbines, must also be considered when water/steam is injected into gas turbines.

Water treated with sodium compounds for pH or oxygen control should not be used for injection into gas turbines or for attemperation of steam used for injection into gas turbines. Such water can cause corrosion of the hot gas path components, and also stress corrosion cracking of piping equipment. It should he appreciated that very dilute solutions of some additives become concentrated during operation, through stagnation and evaporation.

This is especially true of NaOH, used sometimes for pH control. Attemperation water, containing NaOH, has produced caustic deposits in 316 stainless steel flex hose by evaporation, resulting in cracking. Units in which this has occurred have reported fuel nozzle deposits, first stage nozzle deposits, and bucket corrosion.

The preferred water sources are clean boiler condensate or demineralized make-up water. Preferred steam sources are from steam turbines. This steam should satisfy GEK 98965, which is a tighter restriction than given in Table 1. Steam from non-steam turbine sources must satisfy Table 1. Volatile additives are permitted for condensate pH control, such as ammonia, morphuline, and cyclohexylamine. These additives do not add to the alkali burden of the turbine, and will not accumulate in piping, valves, etc.

Deposit formation in the turbine from contaminants in injection water is also a concern. In demineralization ion exchange systems a special situation may arise in the case of silica. Silica absorbed by the anion exchanger may not be completely removed during regeneration causing it to accumulate. Eventually, leakage will occur, allowing silica discharge into the effluent and into the turbine. Such occurrences have lead to combustion liner hole plugging and forced outages. Prevention of silica breakthrough requires longer regeneration times at higher temperatures, and effluent monitoring. ION EXCHANGE MANUFACTURERS SHOULD BE CONSULTED. Another problem arises if silica is present in a colloidal form. In this form it can pass through ion exchangers and it cannot be detected by conductivity measurements. WATER TREATMENT EXPERTS SHOULD BE CONSULTED. THEY CAN MAKE RECOMMENDATIONS CONCERNING PROPER TREATMENT.

III.     LIMITS ON WATER QUALITY FOR EVAPORATIVE COOLING SYSTEMS

Water quality must be maintained in evaporative coolers in order to ensure good long term system performance. Dirty water will foul the cooler media, eventually resulting in carry-over and possible damage to the gas turbine. Also, water which is very pure, such as demineralized make-up water, may degrade the materials of the cooler. CONSULT THE OPERATION AND MAINTENANCE MANUAL FOR THE EVAPORATIVE COOLER FOR SPECIFIC DETAILS.

To prevent excessive scaling of the cooler media water should be monitored to maintain one of the stability indices, such as Langelier or Ryznar (See Nalco Water Handbook, McGraw-Hill, 2nd edition, 1988).

When trace metals in the fuel, water or steam are not precisely known, a limit for these contaminants in the inlet air of 0.005 ppm is nominally set (GER
3419). Carry-over limits on contaminants may be obtained from a mass balance on the equivalent carry-over water for a specified contaminant level in the air(a). Thus,

         (1)      W=A(X(a) /X(w))=0.005(A/ X(w))

where W and A are the flows of water and air, respectively, and X(w), and X(a) are the concentrations (ppm) of the contaminants in the water and air (1), respectively.

Figure 1 gives carry-over limits for gas turbine contaminants based on Equation
(1) for several air flows. For example, if the concentration of Na in the make-up water is 100 ppm and the air flow is 300 lbs/sec, then 4 cc/sec would be the limiting carry-over rate.

IV.      APPLICABLE REFERENCE DOCUMENTS

GEI 41047        Gas Turbine Liquid Fuel Specification
GEI 41040        Process Specification, Fuel Gases For Combustion in Heavy-Duty
                 Gas Turbines
GER 3419         Gas Turbine Inlet Air Treatment
GER 3601         Gas Turbine Compressor Operating Environment and Material
                 Evaluation
GEI 41042        Gas Turbine and Compressor Cleaning
GEK 103623       Gas Turbine Compressor Washing
GEK 28122        Specification For Magnesium Sulfate For Gas Turbine
GEK 98965        Steam Purity For Industrial Turbines
Nalco Water Handbook, Frank N. Kemmer, Editor, McGraw-Hill,
Second Edition, 1988




(a) Although, no standard method exists for sampling compressor air, EPA, 40 CFR 50, gives a number or methods for sampling particulate. Chemical analysis would be according to EPA 200.7 for particular contaminants.

             TABLE 1. INJECTION WATER / STEAM PURITY MAXIMUM LIMITS


                                                             METHOD
Trace Metals:
       Sodium plus Potassium(1)             0.5 ppm         EPA 200.7
       Calcium                              1.0 ppm         EPA 200.7

Total Solids
       Total dissolved solids               5.0 ppm         EPA 160.1
       Total suspended solids                               EPA 160.2


(1) Other metals not normally encountered in water/steam but found in fuel oils, such as vanadium and lead, or other alkali metals such as lithium, are also to be included.



   TABLE 2. TRACE METAL CONTAMINANT SPECIFICATION MAXIMUM LIMITS, ALL SOURCES


CONTAMINANT                                            CONTAMINANT LIMIT (PPMW)
                                                       REFERRED TO THE FUEL(1)
Sodium plus Potassium                                             1.0
Lead                                                              1.0
Vanadium                                                          0.5
Calcium                                                           2.0



(1) The tabulated limits in parts per million by weight (ppmw) are for A / F =
50. For other A / F ratios multiply the tabulated limits by ((A / F + 1) / 51). The total contamination referred to the fuel from all sources is determined from the equation:
(A / F) X(a) + (W / F) X(w) + X(f) = Contamination (ppmw), all sources, referred to the fuel, where A, W, F are air, water and fuel flows (lbs/sec), respective; and X(a), X(w), X(f) are air, water and fuel contaminant concentrations (ppmw), respectively.

                        Figure 1. Limiting Carry-Over for
                        Minimizing Turbine Hot Corrosion







                                   [GRAPHIC]








                          Sodium in Make-up Water (ppm)

GE POWER SYSTEMS

GENERAL ELECTRIC COMPANY
ONE RIVER ROAD, SCHENECTADY, NY 12345
518. 385.2211 TX: 145354

                                   APPENDIX H

                              M&D SYSTEM CONDITIONS

                                   APPENDIX H
                              M&D SYSTEM CONDITIONS


As part of the M&D System, Seller or one of its affiliates shall place On-Site Monitors (OSM) on the Covered Units. These OSMs will be connected by a telephone line to the GE Monitoring and Diagnostic Center located in Schenectady, New York, and are intended to assist Seller to more efficiently manage its obligations under this Contract.

The OSM consists of the following components to be installed at the Site:

1. One Windows NT based computer system (CPU, Monitor, Keyboard, Trackball, etc.).

2.   One internal modem per computer system to provide remote access.

3.   The required interconnection devices such as short haul modem pairs, etc.

4. The software package and configuration to collect and monitor data from the turbine control system and other specified devices.

5.   An external DAT tape backup device.

The following conditions shall apply to the OSM:

1. Seller assumes no greater or lesser liability than it has under the terms of the Contract as a result of the application of the OSMs to the Covered Units. Further, Seller shall not be responsible, whether in contract, tort (including strict liability or fault), warranty or otherwise for failing to monitor the OSM or failing to notify Buyer of abnormalities.

2. The OSM equipment that will be placed on the Covered Units is passive and will not interfere in any way with the operation of that equipment.

3. Title to the OSM hardware and software is and shall remain with Seller or its affiliates. Seller does not sell or license the OSM, and does not grant any ownership or license interest in the OSM to Buyer by virtue of this program. Buyer acknowledges that, in addition to Seller-owned software, the OSM contains certain third party software, which may include, but is not limited to, software obtained by Seller from OSI Software, Inc., which Seller either owns or is licensed to use and that Seller does not extend any license to any such software to Buyer. Buyer agrees not to alter the hardware, software, connections or configuration of the OSM or its connection to the data stream, and will not add tags, links to other devices or systems or otherwise change the OSM setup, functioning and configuration, or connectivity.

4. The OSM will include standard data displays for data visualization which Buyer may view, and Seller will furnish to Buyer the password(s) necessary to do so. However, Seller assumes no liability whatsoever for any action, or inaction, which Buyer elects as a result of viewing this data.

5. Buyer agrees not to attempt to access any data, displays, information, software or other parts or functions of the OSM that have not been specifically made available to it by Seller, whether or not protected or restricted.

6. Buyer agrees not to disassemble, reverse engineer, reverse assemble, decompile or otherwise attempt to derive the source code of any OSM software, including third party software.

7. In the event that Buyer uses, accesses or alters any data, displays, information, software or hardware, or otherwise acts in violation of this agreement, including unauthorized use of any third party software such as, but not limited to, software of OSI Software, Inc., Seller and the third party software provider(s) shall have the right to recover damages from Buyer and Buyer shall indemnify and hold harmless GE from all claims, losses, damages, judgments, expenses, including attorneys' fees and litigation expenses, arising out of or related to any such violation of this agreement by Buyer. Buyer further understands and acknowledges that third party software providers may be able to assert certain other property rights, such as copyright rights, on their own behalf.

8. Buyer shall make a phone line available for Seller connection to the OSM assigned specifically for use of the OSM. This phone line shall not be used by Buyer or others for any other communications or purpose. The said phone line shall be and remain continuously connected to the OSM. The phone line must be direct and not through a switchboard. Buyer shall not connect, or allow to be connected, to the OSM any other phone line. Buyer shall not initiate or allow any remote access to the OSM, whether through the assigned phone line or otherwise, or allow others to do so.

9. Buyer does not have any right or responsibility to maintain or repair the OSM.

10. Seller will provide instruction to Buyer's personnel on-site concerning the OSM features to which Buyer will have access.

11. Buyer shall supply and maintain an electric power source for the OSM. Seller shall have a right to access the OSM and its connections at all reasonable times.

12. Buyer will ensure that each of their employees who may come in contact with the OSM is made aware of the Buyer commitments described herein, and abides by them.

13. Although the OSM program is to support Seller's obligations under the Contract, and will be removed at the conclusion of that program, the date of removal shall have no bearing on determining the term specified in the Contract.

                                   APPENDIX I



                           ENGINEERING SERVICES RATES

                                  APPENDIX I-1

                           ENGINEERING SERVICES RATES

GLOBAL POWER GENERATION SERVICES DEPARTMENT
ENGINEERING SERVICES
EXTERNAL COMMERCIAL RATES
EFFECTIVE JANUARY 1, 1999

------------------------------ -------------------------------------- ---------------------------------------
                                            DEMAND RATE               ADVANCED COMMITMENT RATE
------------------------------ -------------------------------------- ---------------------------------------
------------------------------ ---------------- --------------------- -------------------- ------------------
RATE CLASSIFICATION            Straight Time    Overtime              Straight Time        Overtime
                               $/HR             $/HR                  $/HR                 $/HR
------------------------------ ---------------- --------------------- -------------------- ------------------
------------------------------ ---------------- --------------------- -------------------- ------------------
Field Engineering Service      [*]              [*]                   [*]                  [*]
------------------------------ ---------------- --------------------- -------------------- ------------------
------------------------------ ---------------- --------------------- -------------------- ------------------
Lead Field Eng. Service        [*]              [*]                   [*]                  [*]
------------------------------ ---------------- --------------------- -------------------- ------------------
------------------------------ ---------------- --------------------- -------------------- ------------------
Specialty Field Eng. Service   [*]              [*]                   [*]                  [*]
------------------------------ ---------------- --------------------- -------------------- ------------------
------------------------------ ---------------- --------------------- -------------------- ------------------
Site Management Service                                               [*]                  [*]
------------------------------ ---------------- --------------------- -------------------- ------------------
------------------------------ ---------------- --------------------- -------------------- ------------------
Consulting Analyst Service                                            [*]                  [*]
------------------------------ ---------------- --------------------- -------------------- ------------------
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
------------------------------ ---------------- --------------------- -------------------- ------------------
Performance Test Eng. Service  [*]              [*]                   [*]                  [*]
------------------------------ ---------------- --------------------- -------------------- ------------------
------------------------------ ---------------- --------------------- -------------------- ------------------
Instrumentation Specialty      [*]              [*]                   [*]                  [*]
Service
------------------------------ ---------------- --------------------- -------------------- ------------------
-------------------------------------------------------------------------------------------------------------
  Advance Commitment  rates apply for purchase  orders received at least 90 days prior to start of  service.  A minimum  charge of 8 hours  times the above straight time rates will be billed for all services.
-------------------------------------------------------------------------------------------------------------



                      INSTALLATION AND MAINTENANCE SERVICES

FIELD ENGINEERING: This service is defined as technical advice and counsel from Field personnel based on good engineering, manufacturing, installation and operation practices as applicable to the equipment. To the extent specified during performance of work, such services may also include testing, adjustment, programming and other similar services. Field Engineering Service does not include supervision or management of Purchaser's employees, agents, or other contractors.
LEAD FIELD ENGINEERING: This service includes responsibility for the direction of the activities of one or more field engineers during the erection, assembly, check-out, start-up, maintenance, inspection, or repair of equipment and systems.
SITE MANAGEMENT: This service includes all management responsibilities including planning, organizing, integrating and monitoring of resources such as labor, supervisors, tools and technical assistants as required to complete the workscope.
PERFORMANCE TEST ENGINEERING: This Service is for technical direction of contractual performance tests conducted by GE
INSTRUMENTATION SPECIALIST: This service is the calibration and installation of performance test instrumentation and is provided only in conjunction with other performance test engineering services.

                               SPECIALTY SERVICES

GENERATOR: Field engineers who have completed training and are experienced in the inspection, test and repair of generator equipment.

LASER ALIGNMENT: Specialists utilizing proprietary digital laser alignment equipment, technology and fixtures, and GE fleet data, to optimize internal component alignment and potentially provide significant reductions in outage duration over conventional alignment methods.

GAS/STEAM PATH: These services determine the thermodynamic losses on a stage by stage basis and feature a detailed inspection of the turbine steam/gas path once the upper-half shell and casings have been removed. Strips. Results of the inspection give the financial benefits of repairs or replacement parts that allow an operating plant to make repair/replacement decisions during the outage.

START-UP/CONTROLS: Specialists that perform commissioning, start-up and troubleshooting of gas and steam turbine generator control systems.

GAS TURBINE DLN: Specialist skilled in the proper methods required for properly balancing the Dry Low Nox system to optimize reductions in gas turbine emissions and optimize life expectancy of combustion system components.
EXCITATION: Specialist skilled in the checkout, startup and troubleshooting of excitation systems interfacing circuits, breakers, and power systems.
VIBRATION: Specialist experienced in the areas of vibration data acquisition, analysis, and has the skills required to perform a diagnostic balance program, make recommendations, and install balance weights.
STATIC STARTER: Specialists skilled in commissioning, startup and troubleshooting of static start/load commutating inverter (LCI) equipment. EMERGENT TECHNOLOGY: Specialist with skills in an area involving new and/or emergent technology that is not specifically covered by the Specialist categories listed above.
CONSULTING ANALYST: Technical assistance of personnel not normally classified as field personnel for the solution of problems that require highly specialized background and experience.
DIAGNOSTICS: Specialist skilled in performance diagnostic tests and diagnostic data analysis, such as plant evaluations, equipment performance services and general consulting for plant performance issues.
PROFESSIONAL WITNESS: This service is defined as technical direction and coordination of performance tests not conducted by GE.

NOTES:

1. The normal workweek is five consecutive eight hour days. Time in excess of the normal workweek and GEII holidays, will be billed at the overtime rate.
2. Travel time will be charged at the applicable hourly rate from the Field Engineer's point of origin to the jobsite and return.
3. Travel and Living (T&L) for the Continental U.S.A. will be billed for any portion of a day worked, as follows, based on the distance from the GEII office responsible for providing service:
               40 miles or less:         [*] per day per employee
               Greater than 40 miles:    [*] per day per employee
               Air Travel                Cost plus 15% administrative adder
4. T&L for Alaska, Hawaii, and international locations, including air travel, will be billed at cost plus 15% administrative adder.
5. Purchased Craft Labor & MATERIALS (PL&M) WILL BE BILLED AT COST PLUS 25% ADMINISTRATIVE ADDER.
6. Consult with the local GEII office to determine any taxes, fees, or VAT that may be in addition to the above rates.
7. Consult with local GEII office to determine applicable charges for special tooling and/or test equipment.

                                  APPENDIX I-2

                               G.E. POWER SYSTEMS
                                   CRAFT LABOR


------------------------------------- ----------------------------------- -----------------------------------
        Labor Classification                    Straight Time                          Overtime
------------------------------------- ----------------------------------- -----------------------------------
------------------------------------- ----------------------------------- -----------------------------------
              Foreman                               [*]                                 [*]
------------------------------------- ----------------------------------- -----------------------------------
------------------------------------- ----------------------------------- -----------------------------------
              Mechanic                              [*]                                 [*]
------------------------------------- ----------------------------------- -----------------------------------
------------------------------------- ----------------------------------- -----------------------------------
             Helper A/B                             [*]                                 [*]
------------------------------------- ----------------------------------- -----------------------------------
------------------------------------- ----------------------------------- -----------------------------------
               Clerk                                [*]                                 [*]
------------------------------------- ----------------------------------- -----------------------------------

Note 1: The straight time rate is applicable to the first eight (8) consecutive hours worked each working day, Monday through Friday, excluding holidays.

Note 2: The overtime rate is applicable to all time worked in excess of eight (8) hours of each working day, Monday through Friday, and all hours worked on Saturday, holidays and Sundays.

                                  APPENDIX I-3

                          Inspection & Repair Services
                       Domestic External Commercial Rates
                            Effective January 1,1999


--------------------------------------- ----------------------- ------------------------------ ----------------------------
Personnel Classification                 Straight Time Rates              Overtime                     Double Time
--------------------------------------- ----------------------- ------------------------------ ----------------------------
--------------------------------------- ----------- ----------- ------------------------------ ----------------------------
                                          Demand      90-Day    Weekday & Saturday Rates            Sunday & Holiday Rates
                                          Hourly     Advance       Demand90-Day                   Demand90 Day
                                          Rates        Rate
                                                                Advance                        Advance
--------------------------------------- ----------- ----------- ------------------------------ ----------------------------
--------------------------------------- ----------- ----------- ------------------------------ ----------------------------
   Technical Consultant                    [*]         [*]        [*]               [*]         [*]             [*]
   Special Eng or Project Supervisor       [*]         [*]        [*]               [*]         [*]             [*]
   Working LeaderTurbineTechnician         [*]         [*]        [*]               [*]         [*]             [*]
   Turbine Technicians
       Steam                               [*]         [*]        [*]               [*]         [*]             [*]
       Gas-Frame 3/5                       [*]         [*]        [*]               [*]         [*]             [*]
       Gas-E class, 6B                     [*]         [*]        [*]               [*]         [*]             [*]
       Gas-F technology                    [*]         [*]        [*]               [*]         [*]             [*]
   Working Leader Generator Winder         [*]         [*]        [*]               [*]         [*]             [*]
   Generator Winder                        [*]         [*]        [*]               [*]         [*]             [*]
   Working Leader Craftsman                [*]         [*]        [*]               [*]         [*]             [*]
   Craftsman                               [*]         [*]        [*]               [*]         [*]             [*]
   All Other General                       [*]         [*]        [*]               [*]         [*]             [*]
--------------------------------------- ----------- ----------- ------------------------------ ----------------------------

         o Overtime billing rates of 150% will apply for all overtime work performed in excess of eight (8) hours of combined work and/or travel on Mondays through Friday except observed holidays, and for work and/or travel performed during the first twelve (12) hours on a Saturday which is not an observed holiday. Overtime billing rates of 200% will apply for work performed in excess of twelve (12) hours on weekdays and Saturday, and for all work performed on Sundays and Holidays.

         o Travel time billing rates will be billed at straight time hourly rates for all travel time on weekdays (Monday Through Friday) that are not observed holidays. Overtime and Saturday hourly rates will be billed for all travel time on Saturdays, Sundays and observed holidays. No double time will be billed for hours spent in travel, even though labor agreements require that the individual is paid at a higher rate.

         o Minimum billing for on-site work will be four (4) hours for each worker including travel and work time regardless of actual time worked. Over four (4) hours up to eight (8) hours will be billed at eight (8) hours.


[*] The remaining pages of Appendix I have been omitted and filed separately with the Securities and Exchange Commission as part of a Confidential Treatment Request.

                                   APPENDIX J
                         INITIAL OPERATIONAL SPARE PARTS

                                   APPENDIX J

INITIAL OPERATIONAL SPARE PARTS

Seller shall provide the following Initial Operational Spare Pans, on site prior to the Performance Start Date, to support the Sellers obligations in this Contract. Buyer is responsible for the replenishment of this inventory and will provide them to Seller at no cost per the provision of this Contract.

The Summary of the prices for the Initial Operational Spares is:

Gas Turbine Operational Spares
Gas Turbine Accessory Module Spares
Gas Turbine Generator Operational Spares
Excitation Spares
Spare Mark V panel with common spares
Static Start System Operational Spares

TOTAL                                                    [*]


[*] The remaining pages of Appendix J have been omitted and filed separately with the Securities and Exchange Commission as part of a Confidential Treatment Request.

                                   APPENDIX K

                               INITIAL SPARE PARTS

                                   APPENDIX K

INITIAL SPARE PARTS

Seller shall provide the following Initial Spares, on site prior to the Performance Start Date, to support the Sellers obligations in this Contract for the Price specified in Appendix A, Section 6.6.


--------------------------------------------- -----------------
Fuel Nozzle Assembly without Tips (1 set)
--------------------------------------------- -----------------
Combustion Liners & Cap Assembly (1 set)
--------------------------------------------- -----------------
Transition Pieces (1 set)
--------------------------------------------- -----------------
Fuel Nozzle (1 set)
--------------------------------------------- -----------------
TOTAL                                         [*]
--------------------------------------------- -----------------


                                   APPENDIX L

                       TECHNICAL ADVISOR RESPONSIBILITIES

                                   APPENDIX L

                       TECHNICAL ADVISOR RESPONSIBILITIES

The LTSA Service Director serves as the single point GE contact for the Customer for all turbine generator services for the duration of the contract. The Service Director will coordinate outage activities, conduct periodic meetings, provide responses to technical inquiries, and work with the Customer to meet the Critical to Quality (CTQs) initiatives set forth in the contract. The Service Director's responsibilities include, but are not limited to, the following:

- Coordinate the Power Generati6ii Services (PGS), Apparatus Service Department (ASD), and Parts Center activities for the LTSA contract responsibilities and additional Customer extra work activities related to the turbine generator.

- Conduct Maintenance Planning Meetings, Pre-Outage Meetings, and Post-Outage Meetings.

- Conduct contract Quarterly Review Meetings which outline LTSA activities and unit performance.

- Order and track parts for the LTSA outages and inventory. A parts management system will include all spare parts within GE scope and identify their storage location or source of availability.

-    Forward Technical Information Letters (TILs) and Engineering Change Notices
     (ECNs) to the customer and plan the implementation of any recommendations from these documents.

- Track the repair of turbine generator parts in the ASD facilities and maintain a status chart of the parts in repairs.

- Respond to Customer technical inquiries utilizing the Power Answer Center to access the appropriate Engineering and Commercial personnel.

- Provide information regarding the latest advancements in Conversion, Modification, and Upgrade (CM&U) opportunities to the customer and assist with implementation of any such CM&Us.

- Work with the plant O&M staff to develop maintenance schedules which optimize plant reliability and availability.

-    Maintain a unit operating history for the turbine generator sets.

- Identify Critical to Quality (CTQs) which need improvement and structure projects and action items to address the needs.

- Conduct periodic site visits to assess the operating condition of the units and address any concerns of the plant Operations and Maintenance personnel.

- Respond to forced outages to insure the best response time and provide the necessary resources to restore the unit to operating conditions in a timely manner.